UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Notice of 2016 Annual Meeting

and Proxy Statement

to be held May 19, 2016

NOTICE OF 2016 ANNUAL MEETING

OF STOCKHOLDERS

Time and Date:     11:00 a.m., Eastern Time, May 19, 2016

Virtual Meeting Website Address: www.virtualshareholdermeeting.com/SYF2016

Dear Stockholders:

You are invited to attend Synchrony Financial’s 2016 Annual Meeting of Stockholders to be held on May 19, 2016 at 11:00 a.m., Eastern Time, for the following purposes:

•	To elect the directors named in the proxy statement for the coming year;

•	To approve our named executive officers’ compensation in an advisory vote;

•	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2016; and

•	To consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

The meeting will again be held virtually to provide expanded access, improved communication and cost savings for our stockholders and Synchrony Financial. Hosting a virtual meeting enables increased stockholder attendance and participation because stockholders can participate from any location. The website address for the virtual meeting is: www.virtualshareholdermeeting.com/SYF2016.

To participate in the meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials. The meeting will begin promptly at 11:00 a.m., Eastern Time. Online check-in will begin at 10:45 a.m., Eastern Time, and you should allow for time to complete the online check-in procedure. You are eligible to vote if you were a stockholder of record at the close of business on March 24, 2016. Whether or not you plan to attend the meeting, please submit your proxy by mail, internet or telephone to ensure that your shares are represented at the meeting.

Sincerely,

Jonathan S. Mothner
Executive Vice President, General Counsel and Secretary

April 4, 2016

Synchrony Financial 2016 Proxy Statement	i

SYNCHRONY FINANCIAL

777 Long Ridge Road

Stamford, Connecticut 06902

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 19, 2016

We are furnishing this proxy statement to stockholders in connection with Synchrony Financial’s solicitation of proxies on behalf of the Board of Directors (the “Board”) for the 2016 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on May 19, 2016, at 11:00 a.m., Eastern Time, and any postponement or adjournment thereof. The meeting will be held virtually which allows participation from any location. The website address for the virtual meeting is: www.virtualshareholdermeeting.com/SYF2016. Distribution of this proxy statement and a proxy form to stockholders is scheduled to begin on or about April 4, 2016. This proxy statement describes the matters on which you are entitled to vote as a stockholder of the Company and is designed to assist you in voting your shares. In this proxy statement, references to the “Company” and to “Synchrony” are to Synchrony Financial.

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING (“FAQs”)

VOTING INFORMATION

Who is entitled to vote at the Annual Meeting?

Holders of our common stock as of the close of business on the record date, which is March 24, 2016, are entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were 833,830,398 shares of our common stock outstanding and entitled to vote at the Annual Meeting, with each share entitled to one vote.

How do I vote at the Annual Meeting?

Stockholders of record can vote in one of four ways:

By mail	By the internet in advance	By the internet at the Annual Meeting	By telephone
You may date, sign and promptly return your proxy card by mail in a postage prepaid envelope (such proxy card must be received by May 18, 2016).	You may visit the internet website indicated on your Notice of Internet Availability of Proxy Materials (the “Notice”) or proxy card or scan the QR code indicated on your Notice or proxy card with your mobile device, and follow the on-screen instructions until 11:59 p.m., Eastern Time, on May 18, 2016.	You may visit the internet website at the following address: www.virtualshareholder meeting.com/SYF2016.	You may use the toll-free telephone number shown on your Notice or proxy card up until 11:59 p.m., Eastern Time, on May 18, 2016.

Synchrony Financial 2016 Proxy Statement	1

FAQs

Voting instructions (including instructions for both telephonic and internet voting) are provided on the Notice and the proxy card. The telephone and internet voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the Notice and the proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded.

If your shares are held through a bank, broker, fiduciary or custodian, please follow the voting instructions on the form you receive from such institution.

What if my shares of the Company’s common stock are held for me by a broker?

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on the ratification of the appointment of KPMG LLP (“KPMG”) but will not be permitted to vote your shares on any of the other matters. If you do not provide voting instructions on these matters, including the election of the director nominees named herein, the shares will be considered “broker non-votes” with respect to such matters.

What if I do not vote or do not indicate how my shares should be voted on my proxy card?

If a stockholder does not return a signed proxy card or submit a proxy by telephone or the internet, and does not attend the meeting and vote, his or her shares will not be voted. Shares of our common stock represented by properly executed proxies received by us and not subsequently revoked will be voted at the Annual Meeting in accordance with the instructions contained therein.

If you submit a properly completed proxy but do not indicate how your shares should be voted on a proposal, the shares represented by your proxy will be voted as the Board recommends on such proposal. In addition, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretion to vote in their best judgment on such matter.

How can I change my votes or revoke my proxy after I have voted?

Any proxy signed and returned by a stockholder or submitted by telephone or via the internet may be revoked or changed at any time before it is exercised by mailing a written notice of revocation or change to our Corporate Secretary at Synchrony Financial, 777 Long Ridge Road, Stamford, Connecticut, 06902 or by executing and delivering a later-dated proxy (either in writing, by telephone or via the internet).

Will my votes be publicly disclosed?

No. Stockholder proxies, ballots and tabulations that identify individual stockholders are not publicly disclosed and are available only to the inspector of election and certain employees, who are obligated to keep such information confidential.

What if other matters come up during the Annual Meeting?

If any other matters properly come before the meeting, including a question of adjourning or postponing the meeting, the persons named in the proxies or their substitutes acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

2	Synchrony Financial 2016 Proxy Statement

FAQs

What constitutes a quorum at the Annual Meeting?

The presence at the Annual Meeting, in person or represented by proxy, of the holders of a majority in voting power of the outstanding capital stock entitled to vote at the Annual Meeting is required to constitute a quorum to transact business at the Annual Meeting. Abstentions and broker non-votes will be counted toward the establishment of a quorum.

How many votes are required to approve each matter to be considered at the Annual Meeting?

Voting Item	Voting Standard	Treatment of Abstentions and Broker Non-Votes	Board Recommendation
Election of directors named in this proxy statement	Majority of votes cast	Not counted as votes cast and therefore will have no effect	FOR

Advisory approval of our named executives’ compensation	Majority of votes cast	Not counted as votes cast and therefore will have no effect	FOR

Auditor ratification	Majority of votes cast	Not counted as votes cast and therefore will have no effect	FOR

Who will count the vote?

Votes will be tabulated by Broadridge. The Board has appointed a representative of Broadridge to serve as the Inspector of Elections.

Will a list of stockholders be made available?

We will make a list of stockholders available for ten days prior to the Annual Meeting at our offices located at 777 Long Ridge Road, Stamford, Connecticut, 06902. Please contact Synchrony Financial’s Corporate Secretary by telephone at (203) 585-2400 if you wish to inspect the list of stockholders prior to the Annual Meeting. This list will also be available during the Annual Meeting at www.virtualshareholdermeeting.com/SYF2016.

PROXY SOLICITATION AND DOCUMENT REQUEST INFORMATION

Why did I receive a Notice of Internet Availability of Proxy Materials instead of printed proxy materials?

The Securities and Exchange Commission (the “SEC”) permits companies to furnish proxy materials to stockholders by providing access to these documents over the internet instead of mailing printed copies, which can reduce costs of printing and impact on the environment. Accordingly, we have mailed a Notice to some of our stockholders. All stockholders can access our proxy materials on the internet website referred to in the Notice. If you received a Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions for obtaining such materials included in the Notice.

Multiple individuals residing at my address are beneficial owners of the Company’s common stock, so why did we receive only one mailing?

The SEC permits companies to deliver a single Notice or set of Annual Meeting materials to an address shared by two or more stockholders. This delivery method is referred to as “householding.” We have delivered only one such Notice or set of Annual Meeting materials to some stockholders who share an address, unless we received contrary instructions from the affected stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of such Notice or Annual Meeting materials to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of such Notice or Annual Meeting materials, please contact our Corporate Secretary by telephone at (203) 585-2400 or in writing at Synchrony Financial, 777 Long Ridge Road, Stamford, Connecticut 06902.

Synchrony Financial 2016 Proxy Statement	3

FAQs

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices or Annual Meeting materials for your household, please contact the Company at the above phone number or address.

Who pays to prepare, mail and solicit the proxies?

We will bear the costs of solicitation of proxies for the Annual Meeting, including preparation, assembly, printing and mailing of the Notice, this proxy statement, the annual report, the proxy card and any additional information furnished to stockholders. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding any solicitation materials to such beneficial owners. However, we do not reimburse or pay additional compensation to our own directors, officers or other employees for soliciting proxies. In addition, we have retained Georgeson, LLC to assist us in the solicitation of proxies for an aggregate fee of $15,000, plus reasonable out-of-pocket expenses.

INFORMATION ABOUT ATTENDING THE 2016 ANNUAL MEETING

How can I attend the Annual Meeting?

Stockholders as of the record date and/or their authorized representatives are permitted to attend our Annual Meeting. The Annual Meeting will be conducted entirely over an internet website, at the following address: www.virtualshareholdermeeting.com/SYF2016. Hosting a virtual meeting enables increased stockholder attendance and participation because stockholders can participate from any location. You may attend the Annual Meeting, vote and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/SYF2016 and using your 16-digit control number, located on the Notice and the proxy card, to enter the meeting.

4	Synchrony Financial 2016 Proxy Statement

CORPORATE GOVERNANCE

ITEM 1—ELECTION OF DIRECTORS

In November 2013, General Electric Company (“GE”) announced that it planned a staged exit from our business. The initial public offering of our common stock (the “IPO”) in July 2014 was the first step toward that exit. After the IPO, GE, through its subsidiaries, General Electric Capital Corporation (“GECC”) and GE Consumer Finance, Inc., beneficially owned 84.6% of our outstanding common stock. The second step toward GE’s exit from our business involved GE’s disposition of all of its remaining shares of our common stock through a split-off transaction. In October 2015, after we received approval from the Federal Reserve Board to become a stand-alone savings and loan holding company, GE commenced an offer to exchange all of its shares of our common stock for shares of GE common stock (the “exchange offer”). In November 2015, we announced the completion of the exchange offer and our separation from GE (the “Separation”).

Following the completion of the exchange offer, GE no longer owned any of our common stock, and we ceased to be a “controlled company” under the New York Stock Exchange (“NYSE”) corporate governance rules. In addition, all of GE’s rights that were contingent on GE owning 10% or more of our outstanding common stock, including the right to designate a certain number of persons for nomination for election as directors, were no longer applicable. Accordingly, effective on November 17, 2015, GE’s designees on the Board resigned from the Board and the Board committees on which they served, and the Board, based on the recommendations of its Nominating and Corporate Governance Committee, appointed Paget L. Alves, Arthur W. Coviello, Jr., William W. Graylin, Laurel J. Richie and Senator Olympia J. Snowe (together, the “New Directors”) as directors of the Company to fill the vacancies created by the resignations of the GE designees. Prior to their appointments, Senator Snowe had served as a non-voting observer to the Board since January 2015, and the other New Directors had served as non-voting observers to the Board since July 2015.

The Board currently consists of nine directors: our President and Chief Executive Officer (“CEO”), Margaret M. Keane; and eight directors who are “independent” under the listing standards of the NYSE and our own independence standards set forth in our Governance Principles. Messrs. Hartnack, Guthrie and Naylor and the New Directors were recommended by the Nominating and Corporate Governance Committee following an extensive search conducted with the assistance of a third party search firm and a review of these individuals’ experience, qualifications, attributes, skills and independence.

Under our Amended and Restated Bylaws (our “Bylaws”), our directors will be elected annually by majority vote. As discussed under “Committees of the Board of Directors” below, our Nominating and Corporate Governance Committee is responsible for recommending to our Board, for their approval, the director nominees to be presented for stockholder approval at the Annual Meeting.

Nominees for Election to the Board of Directors

Each of the nine director nominees listed below is currently a director of the Company.

The following biographies describe the business experience of each director nominee. Following the biographical information for each director nominee, we have listed specific qualifications that the Board considered in determining whether to recommend that the director be nominated for election at the Annual Meeting.

If elected, each of the director nominees is expected to serve for a term of one year or until their successors are duly elected and qualified. The Board expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board may nominate.

The Board recommends a vote FOR the following nominees for election as directors.

Synchrony Financial 2016 Proxy Statement	5

Corporate Governance

Name and present position, if any, with the Company	Age, period served as a director and other business experience

Margaret M. Keane

President and Chief Executive Officer

Ms. Keane, 56, has been our President and CEO since February 2014 and has served as CEO and President of GE’s North American retail finance business since April 2011. She has also been a member of the Board since 2013 and a member of the board of directors of Synchrony Bank (the “Bank”) since 2009. From June 2004 to April 2011, Ms. Keane served as President and CEO of the Retail Card platform of GE’s North American retail finance business. From January 2002 to May 2004, Ms. Keane served as Senior Vice President of Operations of the Retail Card platform of GE’s North American retail finance business. From January 2000 to December 2001, Ms. Keane served as Chief Quality Leader of GECC. From October 1999 to December 1999, Ms. Keane served as Shared Services Leader for GECC’s Mid-Market Leasing Businesses. Prior to that, Ms. Keane served in various operations and quality leadership roles at GECC and Citibank. Ms. Keane received a B.A. in Government and Politics and an M.B.A. from St. John’s University.

We believe that Ms. Keane should serve as a member of the Board due to her extensive experience in the retail finance business and the perspective she brings as our President and CEO.

Paget L. Alves

Mr. Alves, 61, has been a director since November 2015 and was a non-voting Board observer from July 2015 to November 2015. He served as Chief Sales Officer of Sprint Corporation, a wireless and wireline communications services provider, from January 2012 to September 2013 after serving as President of that company’s Business Markets Group since 2009. Prior thereto, Mr. Alves held various positions at Sprint Corporation, including President, Sales and Distribution, from 2008 to 2009, President, South Region, from 2006 to 2008, Senior Vice President, Enterprise Markets, from 2005 to 2006, and President, Strategic Markets from 2003 to 2005. Between 2002 and 2003, he served as President and Chief Operating Officer of Centennial Communications Corporation and from 2000 to 2001 served as President and CEO of PointOne Telecommunications, Inc. Mr. Alves currently serves on the boards of directors of International Game Technology PLC, a manufacturer and distributor of microprocessor-based gaming and video lottery products and software systems, and Ariel Investments LLC, an investment management company. He previously served on the boards of directors of GTECH Holdings Corporation from 2005 to 2006, Herman Miller, Inc. from 2008 to 2010 and International Game Technology Inc. from 2010 to 2015. Mr. Alves received a B.S. in Industrial and Labor Relations and a J.D. from Cornell University.

We believe that Mr. Alves should serve as a member of the Board due to his executive management and leadership experience and his extensive background in sales.

6	Synchrony Financial 2016 Proxy Statement

Corporate Governance

Name and present position, if any, with the Company	Age, period served as a director and other business experience

Arthur W. Coviello, Jr.

Mr. Coviello, 62, has been a director since November 2015 and was a non-voting Board observer from July 2015 to November 2015. He served as Executive Vice President, EMC Corporation and Executive Chairman, RSA, from 2011 to 2015, after serving as Executive Vice President/President, RSA Security Division of EMC Corporation, from 2006 to 2011. Prior thereto, Mr. Coviello held various executive positions at RSA Security, Inc. including President and CEO from 2000 to 2006, and President from 1999 to 2000. Prior to RSA, he had extensive financial and operating management expertise in several technology companies. Mr. Coviello currently serves on the board of directors at EnerNOC, Inc., a provider of cloud-based energy intelligence software. He also serves on the board of directors of Cylance, Inc., a private cyber security software company, and Bugcrowd, Inc., a private cyber security platform and services company. Mr. Coviello previously served on the board of directors of AtHoc, RSA Security, Inc., and Sana Security, Inc. He received a B.B.A. in Accounting from the University of Massachusetts.

We believe that Mr. Coviello should serve as a member of the Board due to his leadership experience, his extensive financial and accounting background and his considerable experience in cyber security.

William W. Graylin

Mr. Graylin, 47, has been a director since November 2015 and was a non-voting Board observer from July 2015 to November 2015. He is Global Co-General Manager of Samsung Pay, Samsung Electronics America, Inc. Prior thereto, Mr. Graylin was CEO of LoopPay, Inc. from 2012 to 2015. Between 2007 and 2012, he was Founder and CEO of Roam Data, Inc., from 2002 to 2007 was Founder, Chairman and CEO of Way Systems, Inc., and from 2000 to 2001 was Founder and CEO of Entitlenet, Inc. Mr. Graylin served in the United States Navy as a Nuclear Submarine Officer from 1992 to 1998. He currently serves on the boards of directors of ONvocal, Inc., an acoustics wearables company, Movylo, Inc. a mobile promotion SaaS company, and People Power, Inc. an Internet of Things company. Mr. Graylin previously served on the board of directors of Sinohub. He received a B.S. in Electrical Engineering & Computer Science, and a B.A. in Chinese Linguistics and Literature from the University of Washington, an M.B.A. from the Sloan School of Management, Massachusetts Institute of Technology, and an M.S. in Electrical Engineering & Computer Science from Massachusetts Institute of Technology.

We believe that Mr. Graylin should serve as a member of the Board due to his executive management and leadership experience and his extensive background in technology.

Synchrony Financial 2016 Proxy Statement	7

Corporate Governance

Name and present position, if any, with the Company	Age, period served as a director and other business experience

Roy A. Guthrie

Mr. Guthrie, 62, joined our Board at the time of the IPO in July 2014. From July 2005 to January 2012, Mr. Guthrie served as Executive Vice President, and from July 2005 to May 2011 as Chief Financial Officer (“CFO”), of Discover Financial Services, Inc. From September 2000 to July 2004, Mr. Guthrie served as President and CEO of various businesses of Citigroup Inc., including CitiFinancial International from 2000 to 2004 and CitiCapital from 2000 to 2001. From April 1978 to September 2000, Mr. Guthrie served in various roles of increasing responsibility at Associates First Capital Corporation. Mr. Guthrie serves on the board of directors of Nationstar Mortgage Holdings, Inc., an originator and servicer of real estate mortgage loans, OneMain Holdings, Inc., a financial services company, LifeLock, Inc., a company offering identity theft protection and detection services, and served on the board of directors of Discover Bank. Mr. Guthrie received a B.A. in Economics from Hanover College and an M.B.A. from Drake University.

We believe that Mr. Guthrie should serve as a member of the Board due to his leadership experience and extensive background in consumer finance (including the private label credit card industry), including more than 30 years of experience in finance and/or operating roles.

Richard C. Hartnack

Mr. Hartnack, 70, joined our Board at the time of the IPO in July 2014. From April 2005 to February 2013, Mr. Hartnack served as Vice Chairman and Head, Consumer and Small Business Banking of U.S. Bancorp. From June 1991 to March 2005, Mr. Hartnack served in various leadership roles at Union Bank, N.A. (formerly known as Union Bank of California, N.A.), including Vice Chairman, Director and Head, Community Banking and Investment Services from 1999 to 2005. From June 1982 to May 1991, Mr. Hartnack served in various leadership roles at First Chicago Corporation, including Executive Vice President and Head, Community Banking. Mr. Hartnack serves on the board of directors of Federal Home Loan Mortgage Corporation and has served on the board of directors of MasterCard International, Inc. (U.S. Region) and UnionBanCal Corporation. Mr. Hartnack received a B.A. in Economics from the University of California, Los Angeles and an M.B.A. from Stanford University.

We believe that Mr. Hartnack should serve as a member of the Board due to his leadership experience and extensive background in consumer finance and banking accumulated over the course of a 40-year career in the banking industry.

8	Synchrony Financial 2016 Proxy Statement

Corporate Governance

Name and present position, if any, with the Company	Age, period served as a director and other business experience

Jeffrey G. Naylor

Mr. Naylor, 57, joined our Board at the time of the IPO in July 2014. Mr. Naylor has served as Founder and Managing Director of Topaz Consulting, LLC, a financial consulting firm, since April 2014. From February 2013 to April 2014, Mr. Naylor served as Senior Corporate Advisor of the TJX Companies, Inc. From January 2012 to February 2013, Mr. Naylor served as Senior Executive Vice President and Chief Administrative Officer of the TJX Companies, Inc., from February 2009 to January 2012, he served as its Senior Executive Vice President, Chief Financial and Administrative Officer, from June 2007 to February 2009, he served as its Senior Executive Vice President, Chief Administrative and Business Development Officer, from September 2006 to June 2007, he served as its Senior Executive Vice President, Chief Financial and Administrative Officer, and from February 2004 to September 2006, he served as its CFO. From September 2001 to January 2004, Mr. Naylor served as Senior Vice President and CFO of Big Lots, Inc. From September 2000 to September 2001, Mr. Naylor served as Senior Vice President, Chief Financial and Administrative Officer of Dade Behring, Inc. From November 1998 to September 2000, he served as Vice President, Controller of The Limited, Inc. Mr. Naylor serves on the boards of directors of The Fresh Market, Inc., a grocery retailer, and Emerald Expositions, which conducts business and consumer trade shows. Mr. Naylor received a B.A. in Economics and Political Science and an M.B.A. from the J.L. Kellogg Graduate School of Management, Northwestern University.

We believe that Mr. Naylor should serve as a member of the Board due to his executive management and leadership experience, his extensive financial and accounting background and his considerable experience accumulated over the course of 25 years in the retail and consumer goods industries.

Laurel J. Richie

Ms. Richie, 57, has been a director since November 2015 and was a non-voting Board observer from July 2015 to November 2015. Ms. Richie served as President of the Women’s National Basketball Association LLC from 2011 to 2015. Prior to her appointment in 2011, she served as Chief Marketing Officer of Girl Scouts of the United States of America from 2008 to 2011. From 1984 to 2008, she held various positions at Ogilvy & Mather, including Senior Partner and Executive Group Director and founding member of its Diversity Advisory Board. She was named one of the 25 Most Influential Women in Business by The Network Journal and is a recipient of the YMCA Black Achievers in Industry award, Ebony magazine’s Outstanding Women in Marketing and Communications award, and Power 100 List. Most recently, Black Enterprise named her one of the Most Influential African Americans in Sports. Ms. Richie received a B.A. in Policy Studies from Dartmouth College. She was named as a Charter Trustee of her alma mater in 2012, and currently serves as board vice chair and chairman of the communications committee. She also serves as a Trustee of the Naismith Basketball Hall of Fame.

We believe that Ms. Richie should serve as a member of the Board due to her executive management and leadership experience and her considerable experience in communications and marketing.

Synchrony Financial 2016 Proxy Statement	9

Corporate Governance

Name and present position, if any, with the Company	Age, period served as a director and other business experience

Olympia J. Snowe

Senator Snowe, 69, has been a director since November 2015 and was a non-voting Board observer from January 2015 to November 2015. She is currently chairman and CEO of Olympia Snowe, LLC, a policy and communications consulting firm, and a senior fellow at the Bipartisan Policy Center, where she is a member of the board and co-chairs its Commission on Political Reform. Senator Snowe served in the U.S. Senate from 1995-2013, and as a member of the U.S. House of Representatives from 1979-1995. While in the U.S. Senate, she served as chair and was the ranking member of the Senate Committee on Small Business and Entrepreneurship, and served on the Senate Finance Committee, the Senate Intelligence Committee, and the Senate Commerce Science and Technology Committee. She also served as chair of the Subcommittee on Seapower for the Senate Armed Services Committee. Senator Snowe serves on the boards of directors of T. Rowe Price Group, Inc., a financial services company, and Aetna, Inc., a diversified healthcare benefits company. Senator Snowe received a B.A. in political science from the University of Maine and has received honorary doctorate degrees from many colleges and universities.

We believe that Senator Snowe should serve as a member of the Board due to her broad range of valuable leadership and public policy experience.

Qualifications of Directors

Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Company will endeavor to have a Board representing a range of experience at policy-making levels in areas that are relevant to the Company’s activities. Although the Board does not have a specific diversity policy, the Nominating and Corporate Governance Committee takes into account a candidate’s ability to contribute to the diversity on the Board. It considers the candidate’s and the existing Board members’ race, ethnicity, gender, age, cultural background and professional experience. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the Company’s Board, and other directors should not serve on more than four boards of public companies in addition to the Company’s Board.

Pursuant to the Company’s Governance Principles, when a director’s principal occupation or job responsibilities change significantly during his or her tenure as a director, that director shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation. The Board does not believe that arbitrary term limits on directors’ service are appropriate, nor does it believe that directors should expect to be renominated annually until they reach the mandatory retirement age. The Board self-evaluation process described below will be an important determinant for board tenure. Except in special circumstances, directors will not be nominated for election to the Board after their 75th birthday.

10	Synchrony Financial 2016 Proxy Statement

Corporate Governance

Process for Reviewing, Identifying and Evaluating Director Nominees

The Nominating and Corporate Governance Committee is responsible for reviewing, identifying, evaluating and recommending director nominees to the Board after considering the qualifications described above and set forth in the Company’s Governance Principles. Upon recommendation of the Nominating and Corporate Governance Committee, the Board proposes a slate of nominees to the stockholders for election to the Board. Between annual stockholder meetings, the Board may fill vacancies and newly-created directorships on the Board with directors who will serve until the next annual meeting.

Other stockholders may also propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and other supporting information required under our Bylaws to: Corporate Secretary, Synchrony Financial, 777 Long Ridge Road, Stamford, Connecticut 06902.

Synchrony Financial 2016 Proxy Statement	11

Corporate Governance

COMMITTEES OF THE BOARD OF DIRECTORS

The standing committees of the Board consist of an Audit Committee, a Nominating and Corporate Governance Committee, a Management Development and Compensation Committee (the “MDCC”), and a Risk Committee. The duties and responsibilities of these standing committees are set forth below. The Board may also establish various other committees to assist it in its responsibilities. Our Board has adopted charters for each of its standing committees. Copies of the committees’ charters are available on our website at http://investors.synchronyfinancial.com under “Corporate Governance.” Each of the standing committees reports to the Board as they deem appropriate and as the Board requests.

Committee	Members	Primary Responsibilities	# of Meetings in 2015

Audit	Mr. Naylor (Chair) Mr. Alves Senator Snowe

•    Selecting, evaluating, compensating and overseeing the independent registered public accounting firm;

•    reviewing the audit plan, changes in the audit plan, the nature, timing, scope and results of the audit, and any audit problems or difficulties and management’s response;

•    overseeing our financial reporting activities, including our annual report, and accounting standards and principles followed;

•    reviewing and discussing with management and the independent auditor, as appropriate, the effectiveness of the Company’s internal control over financial reporting and the Company’s disclosure controls and procedures;

•    reviewing our major financial risk exposures, the Company’s risk assessment and risk management practices and the guidelines, policies and processes for risk assessment and risk management;

•    in conjunction with the Risk Committee, overseeing our risk guidelines and policies relating to financial statements, financial systems, financial reporting processes, compliance and auditing, and allowance for loan losses;

•    approving audit and non-audit services provided by the independent registered public accounting firm;

•    meeting with management and the independent registered public accounting firm to review and discuss our financial statements and other matters;

•    establishing and overseeing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters;

•    overseeing our internal audit function, including reviewing its organization, performance and audit findings, and reviewing our disclosure and internal controls; and

•    overseeing the Company’s compliance with legal, ethical and regulatory requirements (other than those assigned to other committees of the Board).

13

12	Synchrony Financial 2016 Proxy Statement

Corporate Governance

Committee	Members	Primary Responsibilities	# of Meetings in 2015

Nominating and Corporate Governance	Senator Snowe (Chair) Mr. Alves Ms. Richie

•    Developing, and recommending to our Board for approval, qualifications for director candidates, taking into account applicable regulatory or legal requirements regarding experience, expertise or other qualifications for service on certain of our Board’s committees;

•    considering potential director nominees properly recommended by the Company’s stockholders, leading the search for other individuals qualified to become members of the Board, recommending to our Board for approval the director nominees to be presented for stockholder approval at the annual meeting, and recommending to the Board nominations for any vacancies that may arise on the Board prior to the annual meeting;

•    reviewing and making recommendations to our Board with respect to the Board’s leadership structure and the size and composition of the Board and the board committees;

•    developing and annually reviewing our governance principles, including guidelines for determining the independence of directors;

•    annually reviewing director compensation and benefits;

•    developing and recommending to the Board for its approval an annual self-evaluation process of the Board and the Board’s committees and overseeing the annual self-evaluation of our Board and its committees;

•    reviewing and, if appropriate, approving or ratifying any “transaction” between the Company and a “related person” required to be disclosed under SEC rules;

•    reviewing our policies and procedures with respect to political spending;

•    reviewing actions in furtherance of our corporate social responsibility;

•    reviewing and resolving any conflict of interest involving directors or executive officers;

•    overseeing the risks, if any, related to our corporate governance structure and practices; and

•    identifying and discussing with management the risks, if any, related to our social responsibility actions and public policy initiatives.

8

Synchrony Financial 2016 Proxy Statement	13

Corporate Governance

Committee	Members	Primary Responsibilities	# of Meetings in 2015

Management Development and Compensation	Mr. Hartnack (Chair) Mr. Naylor Ms. Richie

•    Assisting our Board in developing and evaluating potential candidates for executive positions, including the CEO, and overseeing our management resources, structure, succession planning, development and selection process;

•    evaluating the CEO’s performance and approving and, where required, recommending for approval by the independent members of our Board, the CEO’s annual compensation, including salary, bonus and equity and non-equity incentive compensation;

•    evaluating the performance of other senior executives and approving and, where required, recommending for approval by our Board, each senior executive’s annual compensation, including salary, bonus and equity and non-equity incentive compensation, in each case, based on initial recommendations from the CEO;

•    reviewing and overseeing incentive compensation arrangements with a view to appropriately balancing risk and financial results in a manner that does not encourage employees to expose us or any of our subsidiaries to imprudent risks, and are consistent with safety and soundness, and reviewing (with input from our Chief Risk Officer (“CRO”)) the relationship among risk management policies and practices, corporate strategies and Senior Executive compensation; and

•    reviewing and overseeing equity incentive plans and other stock-based plans.

6

Risk	Mr. Guthrie (Chair) Mr. Coviello Mr. Graylin

•    Assisting our Board in its oversight of our enterprise-wide risk management framework, including as it relates to credit, investment, market, liquidity, operational, compliance and strategic risks;

•    reviewing and, at least annually, approving our risk governance framework, and our risk assessment and risk management practices, guidelines and policies, including significant policies that management uses to manage credit and investment, market, liquidity, operational, compliance and strategic risks;

•    reviewing and, at least annually, recommending to our Board for approval, our enterprise-wide risk appetite, including our liquidity risk tolerance, and reviewing and

12

14	Synchrony Financial 2016 Proxy Statement

Corporate Governance

Committee	Members	Primary Responsibilities	# of Meetings in 2015

approving our strategy relating to managing key risks and other policies on the establishment of risk limits as well as the guidelines and policies for monitoring and mitigating such risks;

•    meeting separately on a regular basis with our CRO to discuss the Company’s risk assessment and risk management practices and related guidelines and policies;

•    receiving periodic reports from management on the metrics used to measure, monitor and manage known and emerging risks, including management’s view on acceptable and appropriate levels of exposure;

•    receiving reports from our internal audit, risk management and independent liquidity review functions on the results of risk management reviews and assessments, including the Company’s internal control system over operational and regulatory controls and of the adequacy of the processes for controlling the Company’s activities and managing its risk;

•    reviewing and approving, at least annually, the Company’s enterprise-wide capital and liquidity framework (including our contingency funding plan) for addressing liquidity needs during liquidity stress events and reviewing, at least quarterly, the Company’s allowance for loan losses methodology, liquidity policy and risk appetite, regulatory capital policy and ratios, and internal capital adequacy assessment processes;

•    reviewing, at least quarterly, information provided by senior management to determine whether we are operating within our established risk appetite;

•    reviewing the status of financial services regulatory examinations;

•    reviewing the independence, authority and effectiveness of our risk management function and independent liquidity review function;

•    approving the appointment of, evaluating and, when appropriate, approving the replacement of the CRO; and

•    reviewing the disclosure regarding risk contained in our annual and quarterly reports filed with the SEC.

Synchrony Financial 2016 Proxy Statement	15

Corporate Governance

Audit Committee

The Board has determined that Mr. Naylor qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K, and the Board is satisfied that all members of our Audit Committee have sufficient expertise and business and financial experience necessary to effectively perform their duties as members of the Audit Committee.

Management Development and Compensation Committee

Each of Mr. Hartnack, Mr. Naylor and Ms. Richie qualifies as “outside directors” within the meaning of Section 162(m) (“Section 162(m)”) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and as “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

BOARD OF DIRECTORS’ LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

The Board is led by Mr. Hartnack. We believe that having an independent director serve as the non-executive Chair of the Board is in the best interests of our stockholders. The separation of roles allows our Chair to focus on the organization and effectiveness of the Board. At the same time, it allows our CEO to focus on executing our strategy and managing our operations, performance and risk following our transition to being a fully stand-alone public company.

We manage our enterprise risk using an integrated framework that includes Board-level oversight, administration by a group of cross-functional management committees, and day-to-day implementation by a dedicated risk management team led by the CRO. The Board is responsible for approving the Company’s enterprise-wide risk appetite statement and framework, as well as certain other risk management policies, and oversees the Company’s strategic plan and enterprise-wide risk management program.

The Board regularly devotes time during its meetings to review and discuss the most significant risks facing the Company, and management’s responses to those risks. During these discussions, the CEO, the CFO, the CRO, the General Counsel and other members of senior management present management’s assessment of risks, a description of the most significant risks facing the Company and any mitigating factors and plans or practices in place to address and monitor those risks. The Board has also delegated certain of its risk oversight responsibilities to its committees.

The Risk Committee of the Board has responsibility for the oversight of our risk management program, and three other board committees have other oversight roles with respect to risk management. Several management committees and subcommittees have important roles and responsibilities in administering our risk management program. This committee-focused governance structure provides a forum through which risk expertise is applied cross-functionally to all major decisions, including development of processes, policies and controls used by the CRO and risk management team to execute our risk management philosophy. Our enterprise risk management philosophy is to ensure that all relevant risks in our business activities are appropriately identified, measured, monitored and controlled. Our approach in executing this philosophy focuses on leveraging our strong credit risk culture to drive enterprise risk management using a strong governance framework, a comprehensive enterprise risk assessment program and an effective risk appetite framework.

Responsibility for risk management flows to individuals and entities throughout our Company, including our Board, various board and management committees and senior management. We believe our credit risk culture has facilitated, and will continue to facilitate, the evolution of an effective risk presence across the Company.

16	Synchrony Financial 2016 Proxy Statement

Corporate Governance

ATTENDANCE AT MEETINGS

It is our policy that each director is expected to dedicate sufficient time to the performance of his or her duties as a director, including by attending meetings of the stockholders, Board and committees of which he or she is a member.

In 2015, the Board held 14 meetings, including regularly scheduled and special meetings. All incumbent directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he or she has been a director); and (ii) the total number of meetings held by all committees on which he or she served (during the periods for which he or she has served). All then-serving directors attended the 2015 Annual Meeting of Stockholders.

MEETINGS OF NON-MANAGEMENT AND INDEPENDENT DIRECTORS

In accordance with our Governance Principles, at the conclusion of every Board meeting, the Board has an executive session without any management directors present. Periodically (and at least annually), the independent directors have executive sessions without any non-independent directors present. The Chair of the Board presides at executive sessions. During executive sessions, the independent directors have complete access to Company personnel as they may request.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders and any interested parties who would like to communicate with the Board or its committees may do so by writing to them via the Company’s Corporate Secretary by email at corporate.secretary@synchronyfinancial.com or by mail at Synchrony Financial, 777 Long Ridge Road, Stamford, Connecticut 06902 or by leaving a voicemail message at (800) 275-3301.

All communications directed to the Board, the Chair of the Board or any other members of the Board are initially reviewed by the Company’s Ombuds Leader. Any communications that allege or report fiscal improprieties or complaints about internal accounting controls or other accounting or auditing matters are immediately forwarded to the Chair of the Audit Committee and the General Counsel and Chief Audit Executive, and after consultation with the Chair of the Audit Committee, may be sent to the other members of the Audit Committee. Any communications that raise legal, ethical or compliance concerns about the Company’s policies or practices are immediately forwarded to the General Counsel and Chief Compliance Officer. The Chair of the Board is advised promptly of any such communication that alleges misconduct on the part of the Company’s management or raises legal, ethical or compliance concerns about the Company’s policies or practices and that the General Counsel or Chief Compliance Officer believes may be credible, and after consultation with the Chair of the Board, such communication may be reported to the other members of the Board or to a committee of the Board. On a quarterly basis, the Chair of the Board receives updates on other communications from stockholders that raise issues related to the affairs of the Company but do not fall into the two prior categories. The Chair of the Board determines which of these communications he would like to see.

Typically, the Ombuds Leader will not forward to the Company’s directors communications from stockholders or other communications that are of a personal nature or not related to the duties and responsibilities of the Board, including: junk mail and mass mailings; routine customer service complaints; human resources matters; service suggestions; resumes and other forms of job inquiries; opinion surveys and polls; business solicitations; or advertisements.

Synchrony Financial 2016 Proxy Statement	17

Corporate Governance

CODE OF CONDUCT

We have adopted a Code of Conduct that applies to anyone who works for or represents Synchrony, including all directors, officers and employees. A copy of this code is available on our website at http://investors.synchronyfinancial.com under “Corporate Governance”. If we make any substantive amendments to this code or grant any waiver from a provision to our CEO, principal financial officer or principal accounting officer, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K.

GOVERNANCE PRINCIPLES

Our Governance Principles provide the framework for the governance of the Company. The Nominating and Corporate Governance Committee is responsible for developing and implementing our Governance Principles and periodically reviewing such Governance Principles and recommending any proposed changes to the Board for approval. A copy of our Governance Principles is available on our website at http://investors.synchronyfinancial.com under “Corporate Governance.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon a review of our records, we believe that all reports required to be filed by our directors, officers and holders of more than 10% of our common stock pursuant to Section 16(a) of the Exchange Act during 2015 were filed on a timely basis.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Company’s MDCC are Mr. Hartnack, Mr. Naylor and Ms. Richie. None of Mr. Hartnack, Mr. Naylor and Ms. Richie was, during 2015 or previously, an officer or employee of GE, the Company or any of their respective subsidiaries. William H. Cary, one of GE’s former designees on the Board, served as Chair of the MDCC in 2015, until November 17, 2015, when he resigned in connection with the Separation. Mr. Cary was not an officer or employee of the Company or any of its subsidiaries. During 2015, there were no compensation committee interlocks required to be disclosed.

18	Synchrony Financial 2016 Proxy Statement

COMPENSATION MATTERS

ITEM 2—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve the compensation paid to our named executive officers, as disclosed in this proxy statement on pages 23 to 44 (the “Say on Pay Vote”). Although the voting results are not binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters, and the Company’s MDCC will consider the voting results when evaluating our executive compensation program. Consistent with the direction of our stockholders, the Say on Pay Vote is held on an annual basis until the next non-binding stockholder vote on the frequency with which the Say on Pay Vote should be held.

We believe that our executive compensation program aligns the interests of the Company’s executives and other key employees with those of the Company and its stockholders. The program is intended to attract, retain and motivate high caliber executive talent to enable the Company to maximize operational efficiency and long-term profitability. The program is also designed to differentiate compensation based upon individual contribution, performance and experience.

We ask for your advisory approval of the following resolution:

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to Synchrony Financial’s named executive officers, as described in this proxy statement on pages 23 to 44.”

The Board recommends a vote FOR approval of the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement.

Synchrony Financial 2016 Proxy Statement	19

Compensation Matters

MANAGEMENT

The following table sets forth certain information concerning our executive officers (other than Ms. Keane). For information concerning Ms. Keane, see “Corporate Governance—Election of Directors.”

Name and present position with the Company	Age, period served in present position and other business experience

Brian D. Doubles

Executive Vice President and Chief Financial Officer	Mr. Doubles, 40, has been our Executive Vice President and CFO since February 2014 and has served as CFO of GE’s North American retail finance business since January 2009 and a member of the board of directors of the Bank since 2009. From July 2008 to January 2009, Mr. Doubles served as Vice President of Financial Planning and Analysis of GE’s global consumer finance business. From March 2007 to July 2008, Mr. Doubles led the winddown of GE’s U.S. mortgage business as CFO and subsequently CEO. From May 2006 to March 2007, Mr. Doubles served as Vice President Financial Planning and Analysis of GE’s North American retail finance business. From January 2001 to May 2006, Mr. Doubles served in roles of increasing responsibility for GE’s internal audit staff. From February 1998 to January 2001, Mr. Doubles held various roles as part of a GE management leadership program. Mr. Doubles received a B.S. in Engineering from Michigan State University.

Henry F. Greig

Executive Vice President and Chief Risk Officer	Mr. Greig, 53, has been our Executive Vice President and CRO since February 2014 and has served as CRO of GE’s North American retail finance business since October 2010 and the Bank since May 2011. He was also a member of the board of directors of the Bank from 2011 to January 2016. From June 2004 to October 2010, Mr. Greig served as CRO of the Retail Card platform of GE’s North American retail finance business. From December 2002 to June 2004, Mr. Greig served as Vice President of Risk for GE’s North American retail finance business. From June 2000 to December 2002, Mr. Greig served as Vice President of Information & Customer Marketing of GE’s North American retail finance business. Prior to that, Mr. Greig served in various business and risk positions with GE affiliates. Mr. Greig received an A.B. in Mathematics from Bowdoin College and an M.S. in Applied Mathematics from Rensselaer Polytechnic Institute.

Jonathan S. Mothner

Executive Vice President, General Counsel and Secretary	Mr. Mothner, 52, has been our Executive Vice President, General Counsel and Secretary since February 2014 and has served as General Counsel for GE’s North American retail finance business since January 2009 and the Bank since September 2011. From December 2005 to July 2009, Mr. Mothner served as Chief Litigation Counsel and Chief Compliance Officer of GE’s global consumer finance business. From June 2004 to December 2005, Mr. Mothner served as Chief Litigation Counsel and head of the Litigation Center of Excellence of GE Commercial Finance. From May 2000 to June 2004, Mr. Mothner served as Litigation Counsel of GE’s global consumer finance business. Prior to joining GECC, Mr. Mothner served in various legal roles in the U.S. Department of Justice and a private law firm. Mr. Mothner received a B.A. in Economics from Hobart College and a J.D. from New York University School of Law.

20	Synchrony Financial 2016 Proxy Statement

Compensation Matters

Name and present position with the Company	Age, period served in present position and other business experience

David P. Melito

Senior Vice President, Chief Accounting Officer and Controller	Mr. Melito, 50, has been our Senior Vice President, Chief Accounting Officer and Controller since February 2014 and has served as Controller for GE’s North American retail finance business since March 2009. From January 2008 to March 2009, Mr. Melito served as Global Controller, Technical Accounting for GE Capital Aviation Services. From January 2001 to January 2008, Mr. Melito served as Global Controller, Technical Accounting for GE Capital Commercial Finance. Prior to that, Mr. Melito worked in public accounting. Mr. Melito holds a B.A. in Accounting from Queens College, City University of New York and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Thomas M. Quindlen

Executive Vice President and Chief Executive Officer – Retail Card	Mr. Quindlen, 53, has been our Executive Vice President and CEO of our Retail Card platform since February 2014 and has served as Vice President of the Retail Card platform for GE’s North American retail finance business since December 2013. From January 2009 to December 2013, Mr. Quindlen served as Vice President and CEO of GECC Corporate Finance. From November 2005 to January 2009, Mr. Quindlen served as President of GECC Corporate Lending, North America. From March 2005 to November 2005, Mr. Quindlen served as Vice President and CEO of GECC Commercial Financial Services. From May 2002 to March 2005, Mr. Quindlen served as President and CEO of GECC Franchise Finance. From September 2001 to May 2002, Mr. Quindlen served as Senior Vice President of GECC Global Six Sigma for Commercial Equipment Financing. Prior to that, Mr. Quindlen served in various sales, marketing, business development and financial positions with GE affiliates. Mr. Quindlen received a B.S. in Accounting from Villanova University.

Glenn P. Marino

Executive Vice President, Chief Executive Officer – Payment Solutions and Chief Commercial Officer	Mr. Marino, 59, has been our Executive Vice President and CEO of our Payment Solutions platform and our Chief Commercial Officer since February 2014 and has served as CEO of the Payment Solutions platform and as Chief Commercial Leader of GE’s North American retail finance business since December 2011. From July 2002 to December 2011 Mr. Marino served as CEO of the Sales Finance platform of GE’s North American retail finance business. From March 1999 to July 2002, Mr. Marino served as CEO of Monogram Credit Services, a joint venture between GE and BankOne (now JPMorgan Chase & Co.). From February 1996 to March 1999, Mr. Marino served as CRO of the Visa/MasterCard division of GE’s North American retail finance business. Prior to that, Mr. Marino served as Vice President of Risk within Citigroup’s U.S. retail banking business. Mr. Marino received a B.S. in Biology from Syracuse University and an M.B.A. from the University of Michigan.

Synchrony Financial 2016 Proxy Statement	21

Compensation Matters

Name and present position with the Company	Age, period served in present position and other business experience

David Fasoli

Executive Vice President and Chief Executive Officer – CareCredit	Mr. Fasoli, 57, has been our Executive Vice President and CEO of our CareCredit platform since February 2014 and has served as President and CEO of the CareCredit platform of GE’s North American retail finance business since March 2008. From June 2003 to March 2008, he served as General Manager of Home and Recreational Products Business of GE’s North American retail finance business. Prior to June 2003, Mr. Fasoli served as Vice President of Client Development of GE’s North American retail finance business and held several positions of increasing responsibility within GE and GE’s North American retail finance business in finance, client development, business integration and quality. Mr. Fasoli received a B.S. in Business and Economics from the State University of New York at Albany.

22	Synchrony Financial 2016 Proxy Statement

Compensation Matters

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Named Executive Officers – The executive officers whose compensation we discuss in this Compensation Discussion and Analysis and whom we refer to as our named executive officers (“NEOs”) are Margaret M. Keane, President and CEO; Brian D. Doubles, Executive Vice President, CFO; Glenn P. Marino, Executive Vice President, CEO – Payment Solutions; Jonathan S. Mothner, Executive Vice President, General Counsel and Secretary; and Thomas M. Quindlen, Executive Vice President and CEO – Retail Card.

2015 Performance – Synchrony Financial performed very well in 2015 compared to goals established by the MDCC at the beginning of the year as well as to our direct peers (Discover Financial Services, Capital One, American Express). We generated strong financial performance, growing our core business through all three sales platforms. We grew loan receivables by 11% over 2014, increased net income by 5% over 2014 and achieved our target efficiency ratio of less than 34%. We successfully completed our Separation from GE, becoming a fully stand-alone company in November. We forged new relationships, renewals and programs with major partners like Amazon, Chevron, PayPal, Citgo, The Container Store, Stash Hotel Rewards, Guitar Center and Mattress Firm. We continued to build for the future, successfully enabling the use of mobile payment technology, including Apple Pay and Samsung Pay, and enhancing our Customer Relationship Management analytics and loyalty capabilities. We maintained a strong balance sheet with robust capital and liquidity levels and diversified funding sources, growing direct deposits by 51% over 2014.

The following charts show our performance in 2015 compared to 2014.

The following charts show our performance in 2015 compared to direct peers.

Synchrony Financial 2016 Proxy Statement	23

Compensation Matters

Compensation Philosophy – One of the key principles guiding Synchrony’s executive compensation program is that compensation programs should measure business and individual performance against both qualitative and quantitative goals and objectives. Synchrony’s executive compensation program is intended to discourage excessive or imprudent risk-taking while at the same time promoting and supporting our key compensation principles, which include our performance, our values, market competitiveness, internal equity, fair customer treatment and employees’ ability to raise concerns. The program is also designed to be consistent with our safety and soundness and to identify, measure, monitor and control incentive compensation arrangements.

Major Compensation Programs – In November 2015, we became a fully stand-alone company following the successful completion of GE’s offer to exchange all of the Synchrony shares it owned for shares of GE common stock. From a compensation standpoint, effective as of November 18, 2015, our U.S. employees stopped participating in any GE compensation and benefit plans and began participating in Synchrony compensation and benefit plans. Accordingly, the only components of our NEOs’ 2015 compensation that were based on GE/GECC plans are interest amounts accrued on GE deferred compensation amounts, the accrual of GE pension benefits and GE perquisites, all from January 1 to November 17, as well as the formulaic payout of GE’s Long-Term Performance Award (“LTPA”) for 2013-2015, which were granted to our NEOs in 2013 when we were a wholly-owned subsidiary of GECC. Since our IPO in July 2014, our employees have been granted equity awards based on our common stock pursuant to the Synchrony Financial 2014 Long-Term Incentive Plan. The chart below shows our NEOs’ participation in major compensation programs for 2015.

24	Synchrony Financial 2016 Proxy Statement

Compensation Matters

Mix of Pay – The mix of target pay in 2015 for our CEO and CFO was as follows:

In 2016, the mix of pay will reflect an SYF long-term performance program that pays out based on performance versus pre-established financial goals over a three-year performance period. This plan will raise the incentive-based target pay for our NEOs.

Strong Governance – Our MDCC has implemented the following governance measures as part of our executive compensation programs:

•	No employment agreements for executive officers

•	Double-trigger vesting of equity and long-term incentive plan awards upon change in control

•	Stock ownership requirements for executive officers

•	Compensation subject to clawback in the event of misconduct

•	Risk governance framework underlies compensation decisions

•	No backdating or pricing of stock option awards

•	No hedging or pledging of company stock

•	Independent compensation consultant advises the MDCC

Compensation Philosophy

Synchrony Program Principles

One of the key principles guiding Synchrony’s executive compensation program is that compensation programs should measure business and individual performance against both qualitative and quantitative goals and objectives. Synchrony’s executive compensation program is intended to discourage excessive or imprudent risk-taking while at the same time promoting and supporting the key principles outlined below. The program is also designed to be consistent with our safety and soundness and to identify, measure, monitor and control incentive compensation arrangements.

The key principles guiding this program and underlying the oversight of this program by Synchrony’s MDCC are:

•	Performance – compensation programs should measure business and individual performance against both qualitative and quantitative goals and objectives;

•	Values – compensation programs should be linked to how employees go about their work or, more specifically, how they demonstrate the behaviors we expect of our employees;

Synchrony Financial 2016 Proxy Statement	25

Compensation Matters

•	Market Competitiveness – compensation programs should be competitive with the external labor markets;

•	Internal Equity – compensation programs should be internally equitable, subject to the employee’s experience, performance and other relevant factors;

•	Prudent Risk – compensation programs, particularly in the form of incentive compensation, must not encourage employees to expose the Company to inappropriate or excessive risks and should be based in part on the long-term performance outcomes of risks taken. Risk should always be taken within approved policy limits, in accordance with the MDCC charter and key practices, and in consideration of Synchrony’s ability to effectively identify and manage such risks, including credit, operational and reputational risks;

•	Fair Customer Treatment – compensation programs should encourage employees to follow established company procedures and to treat customers fairly; and

•	Reporting Concerns – compensation programs should be designed in such a way as to encourage employees to raise concerns without fear of retaliation.

The consistent application of these design principles enables Synchrony to maintain compensation programs that are reasonable, balanced and effectively attract, retain, motivate and engage employees who strive to achieve the mission, goals and objectives of Synchrony in a way that is compatible with effective risk management controls. A robust performance review process is a critical element in all reward decisions.

Key Considerations in Setting Compensation

For 2015, we used the following considerations in setting compensation for our NEOs:

Consistent and sustainable performance. Our executive compensation program provides the greatest pay opportunity for executives who demonstrate superior performance for sustained periods of time. It also rewards executives for executing our Company’s strategy through business cycles, so that the achievement of long-term strategic objectives is not compromised by short-term considerations. The emphasis on consistent performance affects annual salary and equity incentive compensation. With the prior year’s salary and grant serving as an initial basis for consideration, such awards are determined based on an assessment of an executive’s past performance and expected future contributions. Because current-year, past and sustainable performance are incorporated into compensation decisions, any percentage increase or decrease in the amount of total annual compensation tends to be more gradual than in a framework that is focused solely or largely on current-year performance.

Future pay opportunity versus current pay. We strive to provide an appropriate mix of compensation elements to achieve a balance between current versus long-term, deferred compensation, cash versus equity incentive compensation, and other features that cause the amounts ultimately received by the NEOs to appropriately reflect risk and risk outcomes. Cash payments primarily, but not exclusively, reward more recent performance, whereas equity awards encourage our NEOs to continue to deliver results over a longer period of time, and serve as a retention tool. We believe that the compensation paid or awarded to our NEOs should be more heavily weighted towards rewards based on our Company’s sustained operating performance as well as our stock price performance over the long-term.

Qualitative and quantitative factors. Quantitative formulas are not used exclusively in determining the amount of compensation. While quantitative calculations and formulas set the funding and cap award levels for our performance-based programs, the MDCC can use qualitative factors such as performance in the context of the economic environment relative to other companies, a track record of integrity, good judgment, the vision and ability to create further growth, the ability to lead others, and other considerations that cause the amounts ultimately received by the NEOs to appropriately reflect risk and risk outcomes.

26	Synchrony Financial 2016 Proxy Statement

Compensation Matters

Consideration of risk. Our compensation program is balanced, focused on the long term and takes into consideration the full range and duration of risks associated with an NEO’s activities. Under this structure, the highest amount of compensation can be achieved through consistent superior performance within the limits of our stated risk appetite. In addition, significant portions of compensation are earned only over the longer term and may be adjusted during the vesting period for risk outcomes. This provides strong incentives for executives to manage our Company for the long term while avoiding excessive risk-taking in the short term. As discussed further below, Synchrony’s MDCC reviews the relationship between our risk management policies and practices and the incentive compensation provided to our NEOs.

Peer Company Pay. We also considered compensation levels and pay practices at our direct peers and other peer companies when making Synchrony Financial equity grants in 2015. The list of peer companies used for understanding industry pay practices and target pay levels for 2015 includes the following financial services companies.

Consumer Finance

Ally Financial Inc.

American Express Company

Capital One Financial Corporation

CIT Group Inc.

Discover Financial Services

Navient Corporation

Data Processing

MasterCard Incorporated

Visa Inc.

Commercial Banks

BB&T Corporation

Comerica Incorporated

Fifth Third Bancorp

Huntington Bancshares Incorporated

KeyCorp

M&T Bank Corporation

The PNC Financial Services Group, Inc.

Regions Financial Corporation

SunTrust Banks, Inc.

U.S. Bancorp

2015 Compensation Elements

The following summarizes the compensation elements used in 2015 to reward and retain our NEOs.

Base Salary

Base salaries for our NEOs depend on a number of factors, including the size, scope and impact of their role, the market value associated with their role, leadership skills and values, length of service, and individual performance and contributions. Decisions regarding salary increases are affected by the NEOs’ current salary and the amounts paid to their peers within and outside our Company.

Synchrony Financial 2016 Proxy Statement	27

Compensation Matters

Annual Non-Equity Incentive Plan Award

Annual non-equity incentive plan awards to our NEOs are granted pursuant to Synchrony Financial’s Annual Incentive Plan and, for 2015, were based on three equally-weighted quantitative metrics, each as determined in accordance with GAAP. Minimum, target and maximum performance levels are established for each metric and result in funding levels that are applied to an executive’s target annual incentive. The MDCC may make negative adjustments to the weighted funding based on views of company and individual performance such as performance as compared to peers, risk outcomes and other considerations.

Metric weighting, funding goals, actual performance and the payout funding for 2015 are shown below:

Metric	Weight	100% Payout Target	Actual Performance	Calculated Payout*
Net Earnings	1/3	$2.05B	$2.21B	150%
Loan Receivables Growth	1/3	6%	11%	145%
Return on Assets	1/3	2.5%	2.9%	137%

*	Payout if threshold performance achieved ranges from 50% to 150% of target.

Annual RSU and Option Awards

In 2015, our NEOs received annual grants of Synchrony Financial RSUs and stock options under the 2014 Synchrony Financial Long-Term Incentive Plan. The amount of RSUs and stock options awarded to each NEO is based on target incentive levels for each executive, subject to adjustment by the MDCC. The 2015 awards were divided between RSUs (70%) and stock options (30%), with both awards vesting 20% per year over 5 years. Synchrony Financial uses grants of stock options to focus its executives on delivering long-term value to its stockholders because options have value only to the extent that the price of Synchrony stock on the date of exercise exceeds the stock price on the grant date, as well as to retain its executives. Synchrony Financial also grants RSUs to reward and retain executives by offering them the opportunity to receive shares of Synchrony Financial stock on the date the restrictions lapse as long as they continue to be employed by the Company.

Synchrony Financial Transaction Award

In connection with our IPO, to provide an incentive to our management team to remain dedicated to, and to continue their employment with, our Company, we granted them transaction awards, pursuant to which each recipient, including our NEOs, received an amount equal to 100% of their base salary in effect as of the date of their award plus their 2012 bonus, with 50% of the transaction award paid in August 2014 following the completion of the IPO and the remaining 50% paid shortly following the date GE ceased to own at least 50% of our outstanding common stock, which was November 17, 2015. The second half of these awards is reported in the Bonus column in the 2015 Summary Compensation Table.

Synchrony Financial Restoration Plan

The Restoration Plan mirrors the Company’s qualified 401(k) plan by providing a continuation of Company contributions that would have been made to our 401(k) plan, but for various limitations imposed by the Internal Revenue Code, along with additional Company contributions that cannot be made to the 401(k) plan. The Restoration Plan account is forfeited if an executive leaves voluntarily prior to age 60. For 2015, each of our NEOs received a credit in his or her Restoration Plan account, which is reported in the “All Other Compensation” column in the 2015 Summary Compensation Table.

28	Synchrony Financial 2016 Proxy Statement

Compensation Matters

Other Compensation

For the period from January 1 to November 17, 2015, our NEOs received other benefits from GE, reflected in “– 2015 All Other Compensation Table,” consistent with those provided to certain GE executives, such as a leased car, financial counseling and tax preparation. In 2016, Synchrony Financial will provide its executive officers with financial counseling and tax preparation services, and annual physical examinations, but not leased cars.

GE LTPAs

In 2013, as part of a broader 3-year GE performance program, GE granted contingent LTPAs to its executives across GE, including our NEOs, which were payable if GE achieved, on an overall basis for a three-year period (2013 through 2015), specified goals based on four equally weighted GE-specific performance metrics. These performance metrics were: (i) cumulative operating earnings per share, (ii) cumulative total cash generation, (iii) 2015 industrial earnings as a percentage of total GE earnings and (iv) 2015 return on total capital. The awards are based on achieving threshold, target or maximum levels for any of the performance metrics, with payments prorated for performance between the established levels. For each NEO, the award was based on a multiple of base salary and incentive compensation.

GE has reported that it achieved near-target performance levels for the 2013-2015 period. As a result, the LTPAs were paid out to our NEOs at 124% of the target payout, which corresponds to a .93X multiple (base salary + bonus, subject to a cap of 125% of an executive’s 2014 bonus) for Ms. Keane and a .62X multiple for our other NEOs. The LTPAs are reported in the Non-Equity Incentive Plan Awards column in the 2015 Summary Compensation Table.

In 2016, we adopted our own performance-based, long-term incentive program, ultimately payable in shares of our common stock, linked to financial performance over the 2016-2018 performance period.

GE Deferred Compensation

GE periodically offers both a deferred salary plan and a deferred bonus plan, with only the deferred salary plan providing for payment of an “above-market” rate of interest as defined by the SEC. These plans are available to eligible employees in GE’s executive band and above, including our NEOs. These plans are described in further detail in the narrative accompanying the “– 2015 Nonqualified Deferred Compensation Table.” Because of the Separation from GE, payouts for our NEOs will begin to occur in 2016 and in accordance with participants’ payout elections.

In 2015, effective for 2016, we adopted our own deferred compensation plan, which will not pay an “above-market” rate of interest.

GE Pension Plans

Through November 17, 2015, our NEOs were eligible to participate in the same GE Pension Plan, GE Supplementary Pension Plan and GE Excess Benefits Plan in which other eligible GE executives and employees participate. The GE Pension Plan is a broad-based tax-qualified plan under which eligible employees may retire at age 60 or later. Unlike the GE Pension Plan, the GE Supplementary Pension Plan and the GE Excess Benefits Plan are unfunded, unsecured obligations of GE and are not qualified for tax purposes. These plans are described in further detail in the narrative accompanying the “– 2015 GE Pension Benefits Table.” Our NEOs’ benefits under these plans continued to accrue until the Separation, at which time the benefits vested and stopped accruing any additional value. We will reimburse GE for the payment of pension benefits under the GE Supplementary Pension Plan and the GE Excess Benefits Plan when our NEOs are entitled to receive them.

Synchrony Financial 2016 Proxy Statement	29

Compensation Matters

We do not have and do not intend to establish our own tax-qualified defined benefit pension plan for our employees, including our NEOs.

Performance Objectives and Evaluations for Our Named Executive Officers for 2015

At the beginning of 2015, Ms. Keane developed the objectives that she believed should be achieved for our Company to be successful. These objectives include both quantitative financial measurements and qualitative strategic, operational and risk management considerations and are focused on the factors that Ms. Keane believes create long-term shareowner value. Ms. Keane’s 2015 performance was evaluated and measured against these goals by Synchrony’s MDCC to develop a recommendation as to the appropriate incentive compensation awards for her. The amount of her incentive compensation was ultimately approved by Synchrony’s MDCC, based on their discretion and judgment. Ms. Keane did not participate in the determination of her compensation.

During 2015, our other NEOs reported directly to Ms. Keane, who developed their objectives based on our Company’s objectives. Each of our other NEOs’ objectives include both quantitative financial measurements and qualitative strategic, operational and risk management considerations affecting our Company and the sales platforms or functions that they lead. Each of our other NEOs’ 2015 performance was evaluated and measured against their respective goals by Synchrony’s MDCC, as well as by Ms. Keane. The amount of their incentive compensation was ultimately approved by Synchrony’s MDCC, based on their discretion and judgment. None of our other NEOs participated in the determination of their compensation.

2015 Performance Objectives and Achievements

Under Ms. Keane’s leadership, management delivered the following results on the qualitative and quantitative performance goals set for our Company by Ms. Keane with respect to 2015:

•	Execute Separation from GE. In November, we successfully completed our Separation from GE and became a fully stand-alone company. To achieve this milestone, we built upon our strong foundation, augmenting it with additional infrastructure and talent, increased our capital and liquidity levels and strengthened and expanded our control operations. We also effectively developed and marketed the Synchrony brand for our customers and our employees.

•	Grow core business on all three sales platforms. We extended our Retail Card program agreements with Amazon, Chevron, Dick’s Sporting Goods and PayPal, launched our new program with BP, and announced our new partnerships with Citgo and Stash Hotel Rewards. Program agreements accounting for nearly 90% of Retail Card platform revenue for the year ended December 31, 2015 currently have an expiration date in 2019 and beyond. We also added key Payment Solutions programs with Guitar Center, Mattress Firm, Newegg and The Container Store, and extended our program agreements with Discount Tire, Sleepy’s, P.C. Richard & Son, Conn’s, Polaris Industries, Mohawk Flooring, Art Van Furniture and MEGA Group USA. In our CareCredit network, we increased the number of provider locations by approximately 9,000 locations, compared to December 31, 2014, including acceptance of our CareCredit credit card at nearly 4,600 Rite Aid locations.

•	Operate with strong balance sheet and financial profile. We grew loan receivables by 11.4% at December 31, 2015 as compared to December 31, 2014. We maintained stable credit metrics and remained disciplined on underwriting. For 2015, we reported a strong net interest margin of 15.8% and achieved an efficiency ratio of 33.5%, which was below our 34% target. We also maintained a strong balance sheet with robust capital and liquidity levels and diversified funding sources, growing direct deposits by 51% to $29.7 billion at December 31, 2015, compared to December 31, 2014.

30	Synchrony Financial 2016 Proxy Statement

Compensation Matters

•	Build for the future. We successfully enabled our Dual Card products for use in mobile wallets, provided the capability to offer private label cards through Apple Pay, and enabled the use of our Payment Solutions and CareCredit cards in Samsung Pay. We enhanced our Customer Relationship Management analytics and loyalty capabilities. We continued to invest in the Bank’s deposit and digital bank platforms, improving our Net Promoter Score® by 18 points as compared to 2014.

•	Invest in talent and strengthen culture. We established a new leadership program for our employees. We also hosted our inaugural Diversity Network event and increased the number of diverse senior employees. We recruited strong independent directors to our Board of Directors and smoothly managed the transition from a GE-majority board to a majority independent board. We also established and rolled out our new purpose and values throughout the organization.

2015 Compensation Decisions

Ms. Keane

Synchrony’s MDCC believes that Ms. Keane performed very well in 2015 in executing on the performance framework and 2015 financial objectives outlined above.

Mr. Doubles

In addition to Mr. Doubles’ contributions toward our Company’s objectives described above, Ms. Keane specifically recognized that Mr. Doubles provided strong leadership of our finance organization, including – leading key aspects of the Separation from GE, such as obtaining regulatory approvals for the Separation, marketing GE’s exchange offer and completing Separation projects across the finance organization; driving strong deposit growth and successful debt offerings to build a strong balance sheet with diversified funding sources; playing a key role in developing our first independent strategic plan focused on growth and capital allocation; establishing performance analytics tools to help drive insights and sustainable growth; continuing to build strong relationships with investors and analysts; adding significant expertise to key finance functions; and promoting diversity.

Mr. Marino

In addition to his contributions toward our Company’s objectives described above, Ms. Keane specifically recognized that Mr. Marino provided strong leadership of the Payment Solutions sales platform, including – expanding the platform’s presence in key industries by signing new deals with Guitar Center, Mattress Firm, Newegg and The Container Store; increasing repeat sales efforts; renewing key program agreements, including Discount Tire, Sleepy’s, P.C. Richard & Son, Conn’s, Polaris Industries, Mohawk Flooring, Art Van Furniture and MEGA Group USA; and driving deeper digital adoption; migrating off of all GE contracts and technology; increasing participation in SYF’s People with Disabilities Network; enhancing sales controls across all of our platforms; and expanding partner training across 100K+ client locations.

Mr. Mothner

In addition to his contributions toward our Company’s objectives described above, Ms. Keane specifically recognized that Mr. Mothner provided strong leadership of our legal organization, including – leading key aspects of the Separation from GE, including obtaining regulatory approvals for the Separation, preparing the SEC filings for GE’s exchange offer and implementing the legal separation of our operations from GE; driving governance and regulatory excellence, including the process for recruiting and onboarding our new independent directors and building out our public company corporate governance infrastructure; successfully managing litigations and investigations; providing legal support for our broad organic and inorganic growth; and building a strong corporate securities and capital markets legal team.

Synchrony Financial 2016 Proxy Statement	31

Compensation Matters

Mr. Quindlen

In addition to his contributions toward our Company’s objectives described above, Ms. Keane specifically recognized that Mr. Quindlen provided strong leadership of the Retail Card sales platform – growing the platform within approved risk tolerances, including extending relationships with key partners representing 11% of Retail Card’s loan receivables, as well as winning two new partners; building for the future by entering into co-brand relationships in new industries; preparing for our Separation from GE by helping to support our compliance and risk culture and tone at the top; and promoting diverse leadership.

Other Compensation Practices

Stock Ownership Guidelines

We established stock ownership guidelines in 2014 to require the Company’s CEO and Executive Vice Presidents to own significant amounts of our common stock, thereby aligning their interests with the interest of our stockholders. The stock ownership guideline for our CEO is 5 times base salary, and the stock ownership guideline for the other 4 NEOs is 3 times base salary.

Equity Grant Practices

The exercise price of each Synchrony Financial stock option granted to our NEOs in 2015 was the closing price of Synchrony Financial’s stock on the date of grant, which was April 1, 2015. Synchrony’s MDCC has delegated to the CEO the ability to grant equity-based awards to executives outside of the CEO’s staff to allow the Company to make timely decisions on hiring, performance and retention.

Hedging Restrictions

Our Compensation Key Practices, which apply to all of our employees, include anti-hedging provisions that prohibit all employees from engaging in transactions in derivatives of or short selling of Synchrony Financial securities, including buying and writing options.

Clawback Policy

Under the Company’s policy, if it is determined that an employee at or above a designated executive grade under the Company’s compensation structure has engaged in conduct detrimental to the Company or any of the Company’s subsidiaries, Synchrony’s MDCC may take a range of actions to remedy the misconduct, prevent its recurrence, and impose such discipline as would be appropriate. Discipline may vary depending on the facts and circumstances, and may include, without limitation, (a) termination of employment, (b) initiating an action for breach of fiduciary duty, (c) reducing, cancelling or seeking reimbursement of any paid or awarded compensation, and (d) if the conduct resulted in a material inaccuracy in the Company’s financial statements or performance metrics that affects the executive’s compensation, seeking reimbursement of any portion of incentive compensation paid or awarded to the executive that is greater than what would have been paid or awarded if calculated based on the accurate financial statements or performance metrics. If it is determined that an executive engaged in fraudulent misconduct, Synchrony’s MDCC will seek such reimbursement. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Compensation and Risk

2015 Risk Review Process

Synchrony’s risk management culture is strongly supported by a thorough risk review process that focuses on whether the risks we take are within our risk appetite framework. In 2015, working cross-functionally, our CEO and senior executives from our risk and human resource teams identified the individuals considered to be Material Risk

32	Synchrony Financial 2016 Proxy Statement

Compensation Matters

Takers (“MRTs”) or Material Risk Controllers (“MRCs”). These individuals were required to have annual goals and objectives specifically tied to risk and compliance standards. During the fourth quarter, our Control Function Leaders, our CEO, our Audit Committee, MDCC and Risk Committee conducted assessments on MRTs and MRCs, which took into consideration MRT/MRC behavior in relation to their annual goals and objectives as well as any adverse risk outcomes during the year. These assessments were included in each MRT/MRC’s annual performance evaluation. By conducting these risk review processes as well as maintaining full transparency on all of our risk management policies and procedures, we believe that we have been able to discourage inappropriate risk taking.

Review of Compensation to NEOs Related to Risk Management

In 2015, Synchrony’s MDCC reviewed the relationship between our risk management policies and practices and the incentive compensation provided to our NEOs to confirm that their incentive compensation appropriately balances risk and reward and determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company. Synchrony’s MDCC met with the CRO to discuss the annual risk assessment conducted with respect to incentive compensation plans in which all employees (including the NEOs) participate, including whether these arrangements had any features that might encourage excessive risk-taking that could threaten the value of the Company. The CRO also discussed the risk mitigation factors reviewed in the annual risk assessment, including the balance between financial and non-financial measures as well as the short-term and long-term oriented measures. Synchrony’s MDCC also continues to monitor a separate, ongoing risk assessment by senior management of our broader employee compensation practices consistent with the federal banking regulators’ guidance on sound incentive compensation policies.

Risk Review of Incentive Plans

Each year, we conduct a risk analysis on each of our incentive plans using a risk analysis tool. This analysis covered 100% of our incentive eligible population and allowed us to gauge the degree to which our plans contribute to excessive risk taking. The tool looks at six assessment categories (incentive design, strategic alignment/goal setting, pay opportunity, process, monitoring and administration) for each plan and assigns a rating score based on results. All of our incentive plans were rated such that they conform to or exceed key standards for risk management. Additionally, all incentive plans are reviewed each year and approved by our Chief Risk and Chief Human Resource Officers.

Tax Considerations

Section 162(m) of the Internal Revenue Code provides that no U.S. income tax deduction is allowable to a publicly held corporation for non-performance-based compensation in excess of $1 million paid to a “covered employee” (generally, the NEOs (other than the CFO)). “Performance-based compensation,” which is exempt from the $1 million limitation, must be payable based upon meeting pre-established and objective performance goals established by our MDCC under a plan that has been approved by shareholders and meets other tax code requirements.

Our policy generally is to seek to qualify various elements of the compensation payable to executives as “performance-based compensation,” although we may pay non-deductible compensation in order to preserve the MDCC’s ability to structure our executive compensation program to meet the objectives discussed above, including to reward individual and team performance.

Synchrony Financial 2016 Proxy Statement	33

Compensation Matters

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the Board of Directors of Synchrony Financial have reviewed and discussed the Compensation Discussion and Analysis with Synchrony Financial’s management, and based on our review and discussions with management, we recommend to Synchrony Financial’s Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Management Development and Compensation Committee of the Board.

Richard C. Hartnack, Chair

Jeffrey G. Naylor

Laurel J. Richie

34	Synchrony Financial 2016 Proxy Statement

Compensation Matters

2015 EXECUTIVE COMPENSATION

The following table contains 2015 compensation information for our NEOs.

2015 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(2)/(3)	Non-Equity Incentive Plan Awards(4)	Change in Pension Value and Nonqualified Deferred Comp. Earnings(5)	All Other Comp.(6)	SEC Total	SEC Total Without Change in Pension Value
Margaret Keane
President and	2015	$933,893	$912,500	$1,400,016	$599,742	$5,318,600	$3,077,387	$108,812	$12,350,949	$9,282,693
Chief Executive Officer	2014	$881,250	$2,287,500	$6,156,088	$2,636,436	$0	$2,708,286	$114,101	$14,783,661	$12,083,638
	2013	$825,000	$1,150,000	$0	$1,130,000	$0	$563,573	$95,255	$3,763,828	$3,207,733
Brian Doubles
Executive Vice President	2015	$631,394	$427,500	$456,758	$195,672	$1,561,500	$376,728	$38,631	$3,688,184	$3,312,266
and Chief Financial Officer	2014	$555,000	$877,500	$3,256,773	$1,394,589	$0	$694,487	$28,292	$6,806,641	$6,112,900
	2013	$527,500	$330,000	$0	$339,000	$0	$57,570	$29,657	$1,283,727	$1,226,845
Glenn Marino
Executive Vice President,	2015	$712,077	$577,500	$394,813	$169,127	$1,723,000	$943,196	$113,799	$4,633,512	$3,715,171
Chief Executive Officer –	2014	$682,500	1,152,500	$2,451,326	$1,049,687	$0	$1,558,558	$98,126	$6,992,697	$5,456,653
Payment Solutions and	2013	$665,000	$530,000	$0	$339,000	$0	$277,460	$120,309	$1,931,769	$1,674,705
Chief Commercial Leader
Jonathan Mothner
Executive Vice President,	2015	$660,447	$425,000	$364,008	$155,939	$1,431,900	$623,537	$43,447	$3,704,279	$3,080,742
Secretary and	2014	$600,000	$825,000	$1,932,702	$827,541	$0	$839,288	$33,785	$5,058,316	$4,219,028
General Counsel	2013	$562,500	$375,000	$0	$158,200	$0	$51,290	$29,868	$1,176,858	$1,125,568
Tom Quindlen
Executive Vice President	2015	$782,825	$730,000	$502,434	$215,232	$2,313,400	$1,226,711	$108,802	$5,879,404	$4,690,928
and Chief Executive	2014	$750,000	$1,545,000	$3,144,956	$1,346,753	$0	$2,568,861	$73,951	$9,429,521	$6,895,429
Officer – Retail Card	2013	$670,000	$760,000	$0	$497,200	$0	$31,623	$67,155	$2,025,978	$2,025,978

(1)	For 2013 and 2014, this column includes the annual bonus paid under the GECC Executive Incentive Compensation Plan and awards under GECC Extraordinary Performance Program. Values shown for 2014 and 2015 include Transaction Awards. See “2015 Compensation Elements – Synchrony Financial Transaction Awards” for additional information.

(2)	For 2014, these amounts include Founders’ Grants, consisting of Synchrony Financial RSUs and stock options with a four-year cliff vesting period, issued to our NEOs and other officers and select employees in connection with our IPO to promote retention and alignment with our new public stockholders.

(3)	This column represents the aggregate grant date fair value of Synchrony Financial stock options granted in 2015 and 2014 and the GE stock options granted in 2013 in accordance with SEC rules. Synchrony and GE measure the fair value of each stock option grant at the date of grant using a Black-Scholes option pricing model. The grant-date fair value of options granted during 2015 was $9.44. The following assumptions were used in arriving at the fair value of Synchrony Financial options granted during 2015: risk-free interest rate of 1.6%; dividend yield of 1.5%; expected volatility of 34.7%; and expected lives of 6.5 years. See the “– 2015 Grants of SYF Plan-Based Awards Table” for further information on stock options granted in 2015. For information on the assumptions used in valuing Synchrony Financial stock options granted in 2014 and GE stock options granted in 2013, see note 3 to the 2014 Summary Compensation Table in the proxy statement for our 2015 Annual Meeting of Stockholders.

(4)	For 2015, this column includes the following annual non-equity incentive plan awards and amounts paid pursuant to the 2013-2015 GE Long-Term Performance Awards (LTPAs):

Name of Executive	SYF Annual Non-Equity Incentive Plan Awards	2013-2015 GE Long-Term Performance Awards	Total
Margaret Keane	$2,903,000	$2,415,600	$5,318,600
Brian Doubles	$894,000	$667,500	$1,561,500
Glenn Marino	$842,000	$881,000	$1,723,000
Jonathan Mothner	$759,000	$672,900	$1,431,900
Tom Quindlen	$1,188,000	$1,125,400	$2,313,400

Synchrony Financial 2016 Proxy Statement	35

Compensation Matters

(5)	This column represents the sum of the change in pension value and nonqualified deferred compensation earnings for each of the NEOs. The change in pension value in 2015 was $3,068,256, $375,918, $918,341, $623,537 and $1,188,476 for Ms. Keane and Messrs. Doubles, Marino, Mothner and Quindlen, respectively. See “– 2015 GE Pension Benefits” for additional information, including the present value assumptions used in this calculation. In 2015, the above-market earnings on the executive deferred salary plans in which the NEOs participated were $9,131, $810, $24,855, $0 and $38,235 for Ms. Keane and Messrs. Doubles, Marino, Mothner and Quindlen, respectively. Above-market earnings represent the difference between market interest rates calculated pursuant to SEC rules and the 8.5% to 12% interest contingently credited by GE on salary deferred by the NEOs under various executive deferred salary plans in effect between 1987 and 2015. See “– 2015 Nonqualified Deferred Compensation” for additional information.

(6)	See the “– 2015 All Other Compensation Table” for additional information.

2015 All Other Compensation

In 2015, our NEOs received additional benefits, reflected in the table below, which Synchrony, GE and GECC, as applicable, believed to be reasonable, competitive and consistent with their overall executive compensation programs. The costs of these benefits are shown below after giving effect to any reimbursements by the NEOs.

2015 All Other Compensation Table

Name of Executive	Perquisites & Other Personal Benefits(1)	Value of Supplementary Life Insurance Premium(2)	Payments Relating to Employer Savings Plan(3)	Amounts Credited to Restoration Plan Account(4)	Total
Margaret Keane	$22,903	$62,627	$12,300	$10,982	$108,812
Brian Doubles	$17,981	$2,740	$12,332	$5,578	$38,631
Glenn Marino	$39,105	$55,454	$12,321	$6,919	$113,799
Jonathan Mothner	$15,054	$9,959	$12,325	$6,109	$43,447
Tom Quindlen	$49,683	$38,565	$12,309	$8,245	$108,802

(1)	Amounts in this column include financial counseling and tax preparation services for Messrs. Marino and Quindlen; and participation in the GE Executive Products and Lighting Program for Ms. Keane. For all NEOs, this column also includes expenses associated with GE’s leased cars program, such as leasing and management fees, administrative costs, maintenance fees and gas allowance. After our Separation, our NEOs no longer participate in any leased car program.

(2)	This column reports taxable payments made to the NEOs to cover premiums for universal life insurance policies owned by the executives. These policies include: (a) Executive Life for Ms. Keane and Messrs. Marino and Quindlen, which provides universal life insurance policies for the NEOs totaling $1 million in coverage at the time of enrollment, increased 4% annually thereafter and (b) Leadership Life for each of the NEOs, which provides universal life insurance policies for the NEOs with coverage of two times their annual pay (salary plus 100% of their latest bonus payments).

(3)	This column reports company matching contributions to the NEOs’ 401(k) savings accounts up to the limitations imposed under IRS rules, and Synchrony 401(k) company contributions.

(4)	This column reports company matching contributions to the NEOs’ Restoration Plan accounts. See 2015 Compensation Elements – Synchrony Financial Restoration Plan.

2015 Grants of Synchrony Financial Plan-Based Awards

The following table provides information about Synchrony Financial equity awards granted to the NEOs in 2015: (i) the grant date, (ii) the number of shares or stock units underlying stock awards granted to the NEOs under the Synchrony Financial 2014 Long-Term Incentive Plan, (iii) the number of other securities underlying option awards granted to the NEOs under the Synchrony Financial 2014 Long-Term Incentive Plan, (iv) the exercise or base price of the stock option grants, which reflects the closing price of Synchrony Financial common stock on the date of grant and (v) the grant date fair value of each option grant computed in accordance with applicable SEC rules. Our NEOs did not receive any GE stock-based awards in 2015.

36	Synchrony Financial 2016 Proxy Statement

Compensation Matters

2015 Grants of SYF Plan-Based Awards Table

Name of Executive	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1)	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(3)
Margaret Keane	4/1/15	46,038	63,532	$30.41	$1,999,758
Brian Doubles	4/1/15	15,020	20,728	$30.41	$652,431
Glenn Marino	4/1/15	12,983	17,916	$30.41	$563,940
Jonathan Mothner	4/1/15	11,970	16,519	$30.41	$519,947
Tom Quindlen	4/1/15	16,522	22,800	$30.41	$717,666

(1)	This column shows the number of RSUs granted as part of the annual equity incentive grant in April. These RSUs will vest and become exercisable ratably in five equal annual installments beginning one year from the date of grant and each year thereafter.

(2)	This column shows the number of stock options granted as part of the annual equity incentive grant in April. These stock options will vest and become exercisable ratably in five equal annual installments beginning one year from the date of grant and each year thereafter.

(3)	This column shows the aggregate grant date fair value of stock options and restricted stock units granted to the NEOs in April. Generally, the aggregate grant date fair value is the expected accounting expense that will be recognized over the award’s vesting schedule. For stock options, fair value is calculated using the Black-Scholes value of an option on the grant date ($9.44 on April 1, 2015). For additional information on the valuation assumptions, refer to the “– 2015 Summary Compensation Table” above.

2015 Outstanding Synchrony Financial Equity Awards at Fiscal Year-End

The following table provides information on the current holdings of SYF common stock and SYF equity awards by the NEOs. This table includes unexercised (both vested and unvested) option grants and unvested RSUs with vesting conditions that were not satisfied as of December 31, 2015. Each equity grant is shown separately for each NEO. The vesting schedule for each outstanding award is shown following this table.

2015 Outstanding Synchrony Financial Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name of Executive	Option Grant Date	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)
Margaret Keane	7/31/14	0	323,218	$23.00	7/31/24	7/31/14	213,044	$4,900,012
	9/17/14	15,963	63,852	$24.55	9/17/24	9/17/14	40,932	$1,004,881
	4/1/15	0	63,532	$30.41	4/1/25	4/1/15	46,038	$1,400,016
Brian Doubles	7/31/14	0	184,696	$23.00	7/31/24	7/31/14	121,740	$2,800,020
	9/17/14	5,804	23,220	$24.55	9/17/24	9/17/14	14,884	$365,402
	4/1/15	0	20,728	$30.41	4/1/25	4/1/15	15,020	$456,758
Glenn Marino	7/31/14	0	139,099	$23.00	7/31/24	7/31/14	91,685	$2,108,755
	9/17/14	4,353	17,415	$24.55	9/17/24	9/17/14	11,164	$274,076
	4/1/15	0	17,916	$30.41	4/1/25	4/1/15	12,983	$394,813
Jonathan Mothner	7/31/14	0	115,435	$23.00	7/31/24	7/31/14	76,087	$1,750,001
	9/17/14	2,322	9,288	$24.55	9/17/24	9/17/14	5,954	$146,171
	4/1/15	0	16,519	$30.41	4/1/25	4/1/15	11,970	$364,008
Tom Quindlen	7/31/14	0	174,307	$23.00	7/31/24	7/31/14	114,892	$2,642,516
	9/17/14	6,385	25,541	$24.55	9/17/24	9/17/14	16,373	$401,957
	4/1/15	0	22,800	$30.41	4/1/25	4/1/15	16,522	$502,434

(1)	The market value of the stock awards represents the product of the closing price of SYF stock as of December 31, 2015, which was $30.41, and the number of shares underlying each such award.

Synchrony Financial 2016 Proxy Statement	37

Compensation Matters

2015 Outstanding SYF Equity Awards Vesting Schedule

Name of Executive	Grant Date	Option Awards Vesting Schedule(1)	Grant Date	Stock Awards Vesting Schedule(2)
Margaret Keane	7/31/14	100% vests 7/31/18	7/31/14	100% vests 7/31/18
	9/17/14	20% vests 9/17/16, 9/17/17, 9/17/18 and 9/17/19	9/17/14	20% vests 9/17/16, 9/17/17, 9/17/18 and 9/17/19
	4/1/15	20% vests 4/1/16, 4/1/17, 4/1/18, 4/1/19 and 4/1/20	4/1/15	20% vests 4/1/16, 4/1/17, 4/1/18, 4/1/19 and 4/1/20
Brian Doubles	7/31/14	100% vests 7/31/18	7/31/14	100% vests 7/31/18
	9/17/14	20% vests 9/17/16, 9/17/17, 9/17/18 and 9/17/19	9/17/14	20% vests 9/17/16, 9/17/17, 9/17/18 and 9/17/19
	4/1/15	20% vests 4/1/16, 4/1/17, 4/1/18, 4/1/19 and 4/1/20	4/1/15	20% vests 4/1/16, 4/1/17, 4/1/18, 4/1/19 and 4/1/20
Glenn Marino	7/31/14	100% vests 7/31/18	7/31/14	100% vests 7/31/18
	9/17/14	20% vests 9/17/16, 9/17/17, 9/17/18 and 9/17/19	9/17/14	20% vests 9/17/16, 9/17/17, 9/17/18 and 9/17/19
	4/1/15	20% vests 4/1/16, 4/1/17, 4/1/18, 4/1/19 and 4/1/20	4/1/15	20% vests 4/1/16, 4/1/17, 4/1/18, 4/1/19 and 4/1/20
Jonathan Mothner	7/31/14	100% vests 7/31/18	7/31/14	100% vests 7/31/18
	9/17/14	20% vests 9/17/16, 9/17/17, 9/17/18 and 9/17/19	9/17/14	20% vests 9/17/16, 9/17/17, 9/17/18 and 9/17/19
	4/1/15	20% vests 4/1/16, 4/1/17, 4/1/18, 4/1/19 and 4/1/20	4/1/15	20% vests 4/1/16, 4/1/17, 4/1/18, 4/1/19 and 4/1/20
Tom Quindlen	7/31/14	100% vests 7/31/18	7/31/14	100% vests 7/31/18
	9/17/14	20% vests 9/17/16, 9/17/17, 9/17/18 and 9/17/19	9/17/14	20% vests 9/17/16, 9/17/17, 9/17/18 and 9/17/19
	4/1/15	20% vests 4/1/16, 4/1/17, 4/1/18, 4/1/19 and 4/1/20	4/1/15	20% vests 4/1/16, 4/1/17, 4/1/18, 4/1/19 and 4/1/20

(1)	This column shows the vesting schedule of unexercisable or unearned options reported in the “Number of Securities Underlying Unexercised Options (Unexercisable)” column of the “– 2015 Outstanding SYF Equity Awards at Fiscal Year-End Table.” The stock options vest on the anniversary of the grant date in the years shown in the table above.

(2)	This column shows the vesting schedule of unvested stock awards reported in the “Number of Shares or Units of Stock That Have Not Vested” column of the “– 2015 Outstanding SYF Equity Awards at Fiscal Year-End Table.” The stock awards vest on the anniversary of the grant date in the years shown in the table above.

2015 GE Pension Benefits

In 2015, the NEOs continued to accrue GE pension benefits up to November 17, 2015, the date of the Separation. Post-Separation, they will no longer accrue any GE pension benefits, and Synchrony does not and will not provide its employees with a defined benefit plan. The table below sets forth information on the pension benefits for the NEOs under each of the following pension plans:

GE Pension Plan

The GE Pension Plan is a funded and tax-qualified retirement program that covers eligible employees. As applicable to the NEOs, the plan provides benefits based primarily on a formula that takes into account the NEO’s earnings for each fiscal year. Since 1989, the formula has provided an annual benefit accrual equal to 1.45% of the NEO’s earnings for the year up to “covered compensation” and 1.9% of his or her earnings for the year in excess of “covered compensation.” “Covered compensation” was $45,000 for 2015 and has varied over the years based in part on changes in the average of the Social Security taxable wage bases. The NEO’s annual earnings taken into account under this formula include base salary and up to one-half of his bonus payments, but may not exceed an IRS-prescribed limit applicable to tax-qualified plans ($265,000 for 2015). As a result, for service in 2015, the

38	Synchrony Financial 2016 Proxy Statement

Compensation Matters

maximum incremental annual benefit an NEO could have earned toward his or her total pension payments under this formula was $4,832.50 ($402.71 per month), payable after retirement, as described below.

The accumulated benefit an employee earns over his or her career with GE is payable starting after retirement on a monthly basis for life with a guaranteed minimum term of five years. The normal retirement age as defined in this plan is 65. For employees who commenced service prior to 2005, including the NEOs, retirement may occur at age 60 without any reduction in benefits. Employees vest in the GE Pension Plan after five years of qualifying service. In addition, the plan provides for Social Security supplements and spousal joint and survivor annuity options, and requires employee contributions.

Section 415 of the Internal Revenue Code limits the benefits payable under the GE Pension Plan. For 2015, the maximum single life annuity an NEO could have received under these limits was $210,000 per year. This ceiling is actuarially adjusted in accordance with IRS rules to reflect employee contributions, actual forms of distribution and actual retirement dates.

Our NEOs’ benefits under the GE Pension Plan continued to accrue until the Separation, at which time the benefits vested and stopped accruing any additional value. We have no obligation to reimburse GE for the payment of benefits under the GE Pension Plan.

GE Supplementary Pension Plan

The GE Supplementary Pension Plan is an unfunded and non-tax-qualified retirement program that is offered to eligible employees in the executive band and above at GE, including our NEOs, to provide for retirement benefits above amounts available under GE’s tax-qualified and other pension programs. An NEO’s annual supplementary pension, when combined with certain amounts payable under the GE’s tax-qualified and other pension programs and Social Security, will equal 1.75% of his “earnings credited for retirement benefits” multiplied by the number of his years of credited service, up to a maximum of 60% of such earnings credited for retirement benefits. The “earnings credited for retirement benefits” are the NEO’s average annual compensation (base salary and bonus) for the highest 36 consecutive months out of the last 120 months prior to Separation. The normal retirement age as defined in this plan is 65.

Our NEOs’ benefits under the GE Supplementary Pension Plan continued to accrue until the Separation, at which time the benefits vested and stopped accruing any additional value. We will reimburse GE for the payment of benefits under the GE Supplementary Pension Plan.

GE Excess Benefits Plan

The GE Excess Benefits Plan is an unfunded and non-tax-qualified retirement program that is offered to employees whose benefits under the GE Pension Plan are limited by certain tax code provisions.    Benefits payable under this program are equal to the excess of (1) the amount that would be payable in accordance with the terms of the GE Pension Plan disregarding the limitations imposed by certain tax code provisions over (2) the pension actually payable under the GE Pension Plan taking such limitations into account. Benefits under the GE Excess Benefits Plan for the NEOs are generally payable at the same time and in the same manner as the GE Pension Plan benefits.

Our NEOs’ benefits under the GE Excess Benefits Plan continued to accrue until the Separation, at which time the benefits vested and stopped accruing any additional value. We will reimburse GE for the payment of benefits under the GE Excess Benefits Plan.

Synchrony Financial 2016 Proxy Statement	39

Compensation Matters

The amounts reported in the table below equal the present value of the accumulated benefit at December 31, 2015 for the NEOs under each plan based upon the assumptions described in note 1 to that table.

2015 GE Pension Benefits Table

Name of Executive	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
Margaret Keane	GE Pension Plan	19.630	$1,135,934	N/A
	GE Supplementary Pension Plan	19.630	$10,465,005	N/A
	GE Excess Benefits Plan	19.630	713	N/A
Brian Doubles	GE Pension Plan	15.734	$414,380	N/A
	GE Supplementary Pension Plan	15.734	$1,548,071	N/A
	GE Excess Benefits Plan	15.734	—	N/A
Glenn Marino	GE Pension Plan	19.726	$1,256,466	N/A
	GE Supplementary Pension Plan	19.726	$5,387,016	N/A
	GE Excess Benefits Plan	19.726	—	N/A
Jonathan Mothner	GE Pension Plan	15.548	$776,859	N/A
	GE Supplementary Pension Plan	15.548	$2,280,479	N/A
	GE Excess Benefits Plan	15.548	—	N/A
Tom Quindlen	GE Pension Plan	30.829	$1,164,697	N/A
	GE Supplementary Pension Plan	30.829	$8,729,177	N/A
	GE Excess Benefits Plan	30.829	—	N/A

(1)	The accumulated benefit is based on service and earnings (base salary and bonus, as described above) considered by the plans for the period through November 17, 2015, the date of our Separation from GE. The accumulated benefit includes the value of contributions made by the NEOs throughout their careers. Although illustration of a present value is required under SEC rules, the NEOs are not entitled to receive the present values of their accumulated benefits shown above in a lump sum. The postretirement mortality assumption used for present value calculations is the RP-2014 mortality table, adjusted for GE’s experience and factoring in projected generational improvements.

Discount rate of 4.38% at December 31, 2015 is used by GE to measure the year-end benefit obligations and the pension costs for the GE Pension Plan, the GE Supplementary Pension Plan and the GE Excess Benefits Plan for the subsequent year.

2015 GE Nonqualified Deferred Compensation

The NEOs are entitled to certain deferred compensation payments associated with benefits received while employed prior to the Separation. The table below provides information on the nonqualified deferred compensation of the NEOs in 2015, including:

Bonus deferrals

GE’s executive-band and above employees, including our NEOs prior to Separation, are able to defer all or a portion of their bonus payments in either: (i) GE stock; (ii) an index based on the S&P 500; or (iii) cash units. Deferred cash units earn interest income on the daily outstanding balance in the account based on the prior calendar month’s average yield for U.S. Treasury Notes and Bonds issued with maturities of 10 years and 20 years. The interest income does not constitute an “above-market interest rate” as defined by the SEC and is credited to the participant’s account monthly.

40	Synchrony Financial 2016 Proxy Statement

Compensation Matters

Salary deferrals

GE’s executive-band and above employees, including our NEOs prior to Separation, are able to defer their salary payments under executive deferred salary plans offered to them by GE from time to time. The deferred salary plans pay accrued interest to our NEOs, including an above-market interest rate as defined by the SEC, ranging from 8.5% to 12%, compounded annually.

Effective as of the Separation, our NEOs no longer participate in GE’s deferred compensation plans. Payouts to our NEOs and other participating employees will begin in 2016 in accordance with participants’ payout elections.

2015 GE Nonqualified Deferred Compensation Table

Name of Executive	Type of Deferred Compensation Plan	Executive Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(1)	Aggregate Balance at Last Fiscal Year-End
Margaret Keane	Deferred bonus plans	$0	$13,997	$114,415
	Deferred salary plans	$0	$28,585	$303,010
Brian Doubles	Deferred bonus plans	$0	$0	$0
	Deferred salary plans	$0	$2,242	$28,622
Glenn Marino	Deferred bonus plans	$0	$44,020	$1,906,206
	Deferred salary plans	$0	$77,449	$825,481
Jonathan Mothner	Deferred bonus plans	$0	$2,404	$37,196
	Deferred salary plans	$0	$0	$0
Tom Quindlen	Deferred bonus plans	$0	$28,392	$281,380
	Deferred salary plans	$0	$107,283	$1,206,271

(1)	Reflects earnings on each type of deferred compensation listed in this section. The earnings on deferred bonus payments may be positive or negative, depending on the NEO’s investment choice, and are calculated based on: (a) the total number of deferred units in the account multiplied by the GE stock or S&P 500 Index price as of December 31, 2015; less (b) the total number of deferred units in the account multiplied by the GE stock or S&P 500 Index price as of December 31, 2014. The earnings on the executive deferred salary plans and on cash units in the deferred bonus plans are calculated based on the total amount of interest earned. See the “– 2015 Summary Compensation Table” for the above-market portion of those interest earnings in 2015.

2015 Potential Payments Upon Termination or Change-in-Control At Fiscal Year-End

The information below describes and quantifies certain compensation that would have become payable under existing plans and arrangements if the NEO’s employment had terminated on December 31, 2015, given the NEO’s compensation and service levels as of such date and based on SYF’s closing stock price on December 31, 2015, as applicable. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any amounts actually paid or distributed may be different. Factors that could affect these amounts include the time during the year of any such event, SYF’s stock price, as applicable, and the executive’s age.

Executive Severance Plan

The purpose of the Executive Severance Plan is to secure the continued services and ensure the continued dedication of our NEOs and other executives. The Executive Severance Plan provides that if a participating executive is laid off, such executive will be entitled to the following:

•	CEO – 18 months of the CEO’s base salary, offset by all other severance benefits that the CEO will receive from the Company in connection with being laid off; and

•	Other NEOs – 12 months of an NEO’s base salary, offset by all other severance benefits that the NEO will receive from the Company in connection with being laid off.

Synchrony Financial 2016 Proxy Statement	41

Compensation Matters

CIC Severance Plan

The purpose of the CIC Severance Plan is to secure the continued services and ensure the continued dedication and objectivity of these executives in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a change in control of the Company. The CIC Severance Plan provides for the following severance benefits upon a qualifying termination of employment within 30 months following a change in control:

•	CEO – lump sum payment equal to the sum of (1) the CEO’s prorated bonus for the year of termination, (2) the product of two and one half multiplied by the sum of the CEO’s annual base salary and target bonus, and (3) an amount equal to 30 months of the employer portion of the monthly premium or cost of coverage for the health benefits elected by the CEO, based on the rates for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“Healthcare Premiums”). In addition, for 30 months following the CEO’s termination of employment, the CEO will be entitled to reasonable executive outplacement services.

•	Other NEOs – lump sum payment equal to the sum of (1) the NEO’s prorated bonus for the year of termination, (2) the product of two multiplied by the sum of the NEO’s annual base salary and target bonus, and (3) an amount equal to 24 months of Healthcare Premiums. In addition, for 24 months following the NEO’s termination of employment, the NEO will be entitled to reasonable executive outplacement services.

SYF Equity Awards

If one of the NEOs were to die or become disabled, any un-exercisable stock options become exercisable and remain exercisable until their expiration date. In the event of disability, this provision applies only to options that have been held for at least one year. For these purposes, “disability” generally means disability resulting in the NEO being unable to perform his job. Remaining restrictions on RSUs that were awarded prior to death or disability lapse immediately. In addition, any unvested options or RSUs held for at least one year become fully vested upon becoming retirement-eligible (reaching age 60 with 3 years of service), depending on the terms of the particular award. For involuntary termination, awards are either pro-rated (if under age 60 and less than 20 years of service) or fully vest if over 20 years of service.

Pension Benefits

In “—2015 GE Pension Benefits,” we describe the general terms of each pension plan in which the NEOs participate, the years of credited service and the present value of each NEO’s accumulated pension benefit, assuming payment begins at age 60. The table below provides the pension benefits that would have become payable by Synchrony (in the form of reimbursement to GE) if the NEOs had died, become disabled or voluntarily terminated at December 31, 2015. We are responsible for reimbursing GE for amounts paid out pursuant to the GE Supplementary Pension Plan and the GE Excess Benefits Plan. GE is responsible for amounts paid out pursuant to the GE Pension Plan.

Payment Upon Termination as of Year-End Tables

The following tables show the payments that each of our NEOs would have received under various termination scenarios on December 31, 2015. Termination upon a change in control reflects amounts assuming each NEO’s employment was terminated by the Company without “cause” or by the executive for “good reason” within 30 months the specified time period prior to or following the change in control. None of our NEOs were eligible to retire as of December 31, 2015; therefore, none of them have any values in the retirement termination columns below. The tables below assume a stock price of $30.41, the closing price of a share of our common stock on December 31, 2015.

42	Synchrony Financial 2016 Proxy Statement

Compensation Matters

Margaret Keane

Element of Pay	For Cause	Voluntary Termination	Involuntary Termination	Retirement	Death or Disability	Change-in- Control
Severance	$0	$0	$1,512,000	—	$0	$9,777,500
Restricted Stock Units	$0	$0	$2,916,899	—	$9,123,426	$9,123,426
Stock Options	$0	$0	$1,035,332	—	$2,769,218	$2,769,218
Annual Cash Incentive	$0	$0	$2,903,000	—	$2,903,000	$2,903,000
Medical Benefits	$0	$0	$0	—	$0	$45,886
Outplacement	$0	$0	$0	—	$0	$14,750
Restoration Plan	$0	$0	$10,981	—	$10,981	$10,981
Total	$0	$0	$8,378,212	—	$14,806,625	$24,644,761

Brian Doubles

Element of Pay	For Cause	Voluntary Termination	Involuntary Termination	Retirement	Death or Disability	Change-in- Control
Severance	$0	$0	$621,000	—	$0	$3,030,000
Restricted Stock Units	$0	$0	$1,537,476	—	$4,611,494	$4,611,494
Stock Options	$0	$0	$552,746	—	$1,504,667	$1,504,667
Annual Cash Incentive	$0	$0	$894,000	—	$894,000	$894,000
Medical Benefits	$0	$0	$0	—	$0	$36,708
Outplacement	$0	$0	$0	—	$0	$11,800
Restoration Plan	$0	$0	$5,578	—	$5,578	$5,578
Total	$0	$0	$3,610,800	—	$7,015,739	$10,094,248

Glenn Marino

Element of Pay	For Cause	Voluntary Termination	Involuntary Termination	Retirement	Death or Disability	Change-in- Control
Severance	$0	$0	$717,000	—	$0	$3,118,000
Restricted Stock Units	$0	$0	$1,326,964	—	$3,522,451	$3,522,451
Stock Options	$0	$0	$467,100	—	$1,132,775	$1,132,775
Annual Cash Incentive	$0	$0	$842,000	—	$842,000	$842,000
Medical Benefits	$0	$0	$0	—	$0	$36,708
Outplacement	$0	$0	$0	—	$0	$11,800
Restoration Plan	$0	$0	$6,919	—	$6,919	$6,919
Total	$0	$0	$3,359,983	—	$5,504,145	$8,670,653

Synchrony Financial 2016 Proxy Statement	43

Compensation Matters

Jonathan Mothner

Element of Pay	For Cause	Voluntary Termination	Involuntary Termination	Retirement	Death or Disability	Change-in- Control
Severance	$0	$0	$659,000	—	$0	$2,836,000
Restricted Stock Units	$0	$0	$910,003	—	$2,858,875	$2,858,875
Stock Options	$0	$0	$330,159	—	$909,801	$909,801
Annual Cash Incentive	$0	$0	$759,000	—	$759,000	$759,000
Medical Benefits	$0	$0	$0	—	$0	$36,708
Outplacement	$0	$0	$0	—	$0	$11,800
Restoration Plan	$0	$0	$6,109	—	$6,109	$6,109
Total	$0	$0	$2,664,271	—	$4,533,785	$7,418,293

Tom Quindlen

Element of Pay	For Cause	Voluntary Termination	Involuntary Termination	Retirement	Death or Disability	Change-in- Control
Severance	$0	$0	$812,000	—	$0	$4,000,000
Restricted Stock Units	$0	$0	$1,735,314	—	$4,494,203	$4,494,203
Stock Options	$0	$0	$607,117	—	$1,441,285	$1,441,285
Annual Cash Incentive	$0	$0	$1,188,000	—	$1,188,000	$1,188,000
Medical Benefits	$0	$0	$0	—	$0	$36,708
Outplacement	$0	$0	$0	—	$0	$11,800
Restoration Plan	$0	$0	$8,245	—	$8,245	$8,245
Total	$0	$0	$4,350,676	—	$7,131,733	$11,180,242

44	Synchrony Financial 2016 Proxy Statement

Compensation Matters

INDEPENDENT DIRECTORS’ COMPENSATION

Our compensation program for independent directors is designed to achieve the following goals: (a) fairly pay directors for work required at a company of our size and scope of operations; (b) align directors’ interests with the long-term interests of our stockholders; and (c) have a compensation structure that is simple, transparent and easy for stockholders to understand. Our Nominating and Corporate Governance Committee reviews director compensation annually.

Each independent director currently receives annual compensation of $160,000, of which $50,000 is paid in cash and $110,000 is paid in Synchrony Financial RSUs. (When they were non-voting observers to the Board, the New Directors received annual compensation of $160,000 in cash only.) The RSUs are subject to a three-year vesting period and will be credited with amounts equivalent to any regular quarterly dividends paid on our common stock, which amounts will be reinvested in additional RSUs. In light of the workload and broad responsibilities of their positions, certain independent directors currently receive additional compensation as follows: the Chair of our Board receives an additional $90,000 in annual cash compensation, the Chairs of the Audit Committee and Risk Committee each receive an additional $35,000 in annual cash compensation, and the Chairs of the Nominating and Corporate Governance Committee and the Company’s MDCC each receive an additional $20,000 in annual compensation. Separately, for each board committee meeting attended, an independent director receives $2,000 in cash. If an independent director is also a director of the Bank and attends a meeting of a Bank committee that takes place on a day when the analogous board committee is not meeting, the independent director receives $2,000 in cash for such meeting. Independent directors can defer up to 80% of their annual cash compensation and RSUs into deferred stock units, which will be paid out after they leave our board.

We require each independent director to own at least $250,000 in our common stock, RSUs or deferred stock units while a member of our Board. Each independent director has four years to satisfy this requirement. Individual and joint holdings of our common stock with immediate family members, including unvested time-based restricted stock, RSUs and deferred stock units count toward this requirement.

2015 Independent Directors’ Compensation Table

Name of Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Paget L. Alves	$10,114	$13,472	$60,435	$84,021
Arthur W. Coviello, Jr.	$8,114	$13,472	$60,435	$82,021
William W. Graylin	$8,114	$13,472	$60,435	$82,021
Roy A. Guthrie	$133,000	$110,091	—	$243,091
Richard C. Hartnack	$208,000	$110,091	—	$318,091
Jeffrey G. Naylor	$143,000	$110,091	—	$253,091
Laurel J. Richie	$10,114	$13,472	$60,435	$84,021
Olympia J. Snowe	$12,560	$13,472	$140,435	$166,467

(1)	Amount of cash compensation received in 2015 for Board and committee service.

(2)	Aggregate grant date fair value of Synchrony Financial RSUs granted in 2015 in accordance with SEC rules. Grant date fair value is calculated by multiplying the number of RSUs granted by the closing price of SYF stock on the grant date, which was $30.35 for March 31, 2015 grants, $32.93 for June 30, 2015 grants, $31.30 for September 31, 2015 grants and $30.41 for December 31, 2015 grants.

(3)	Amount of cash compensation received in 2015 for service as a non-voting observer to the Board.

Synchrony Financial 2016 Proxy Statement	45

Compensation Matters

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2015 regarding the number of shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	10,842,236	$24.29	5,669,056
Equity compensation plans not approved by security holders	—	—	—
Total	10,842,236	$24.29	5,669,056

(1)	This column includes 6,476,636 shares underlying stock options and 4,365,600 shares underlying RSUs awarded under the LTIP.

46	Synchrony Financial 2016 Proxy Statement

AUDIT MATTERS

INDEPENDENT AUDITOR

The Audit Committee retained KPMG to audit our consolidated and combined financial statements for 2015. In addition, the Audit Committee retained KPMG to provide other auditing and advisory services in 2015. We understand the need for KPMG to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of KPMG, our Audit Committee has restricted the non-audit services that KPMG may provide to us primarily to tax services and merger and acquisition due diligence and integration services. The Audit Committee also requires key KPMG partners assigned to our audit to be rotated at least every five years.

Pre-Approval Processes

It is the Audit Committee’s policy to review and pre-approve all audit and non-audit services provided to the Company by KPMG on an engagement-by-engagement basis. To minimize relationships that could appear to impair KPMG’s objectivity, it is the Audit Committee’s practice to restrict the non-audit services that may be provided to the Company by KPMG primarily to tax services and merger and acquisition due diligence and integration services. The Chair of the Audit Committee is authorized to pre-approve any audit or non-audit service on behalf of the Audit Committee, provided such decisions are presented to the full committee at its next regularly scheduled meeting.

Accounting Fees and Services

The following table presents fees paid for the audit of our annual consolidated and combined financial statements and all other professional services rendered by KPMG for the years ended December 31, 2015 and 2014.

	For the Years Ended December 31,
	2015	2014
Audit fees	$4,290,536	$3,142,834
Audit-related fees	435,928	783,587
Tax fees	—	—
All other fees	2,830	—
Total fees	$4,729,294	$3,926,421

In the above table, in accordance with SEC rules, “Audit” fees are fees that we paid to KPMG for (i) the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K for fiscal year ended December 31, 2015 and review of financial statements included in the Quarterly Reports on Form 10-Q for the first, second and third quarters of 2015, and (ii) services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements, including comfort letter procedures and consent related procedures. “Audit-related” fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including agreed upon procedures. “Tax” fees are fees for tax compliance, tax advice and tax planning, and “All other” fees are fees for any services not included in the first three categories.

Hiring Restrictions

The Audit Committee has adopted restrictions on our hiring of any KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of KPMG’s certification of the Company’s financial statements. These restrictions are contained in our Audit Committee Key Practices, which are published on the Company’s website at http://investors.synchronyfinancial.com under “Corporate Governance.”

Synchrony Financial 2016 Proxy Statement	47

Audit Matters

ITEM 3—RATIFICATION OF SELECTION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR 2016

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2016. The Audit Committee has approved the selection of KPMG as our independent registered public accounting firm for 2016; and KPMG is currently our independent registered public accounting firm.

Although the Company is not required to seek stockholder approval of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the selection is not ratified, the Audit Committee will explore the reasons for stockholder rejection and whether it is appropriate to select another independent auditor.

We have been advised that representatives of KPMG will attend the Annual Meeting. They will have an opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

The Audit Committee and the Board recommend a vote FOR ratification of the selection of KPMG as our independent registered public accounting firm for 2016.

AUDIT COMMITTEE REPORT

The Audit Committee reviews and oversees the Company’s financial reporting process on behalf of the Board, including the selection, evaluation, compensation and oversight of our independent auditor. Management has the primary responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s internal control over financial reporting. KPMG, our independent auditor for 2015, has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

In this context, the Audit Committee:

•	has reviewed and discussed with management the Company’s audited consolidated and combined financial statements for the year ended December 31, 2015;

•	has discussed with KPMG the matters required to be discussed by Auditing Standard No. 16;

•	has discussed with KPMG its assessment of the effectiveness of the Company’s internal control over financial reporting;

•	has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence; and

•	has discussed with KPMG its independence, taking into consideration the amount and nature of the fees paid to the firm for audit and non-audit services.

Based on the review and discussions described above, the Audit Committee has recommended to the Board that the audited consolidated and combined financial statements for the year ended December 31, 2015 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board.

Jeffrey G. Naylor, Chair

Paget L. Alves

Olympia J. Snowe

48	Synchrony Financial 2016 Proxy Statement

BENEFICIAL OWNERSHIP

At March 24, 2016, we had 833,830,398 shares of common stock issued and outstanding.

The following table shows information regarding the beneficial ownership of our common stock by:

•	all persons known by us to own beneficially more than 5% of our common stock;

•	our CEO and each of our named executive officers;

•	each of our directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Synchrony Financial common stock subject to options or RSUs held by that person that are currently exercisable or exercisable (or in the case of RSUs, vested or vest) within 60 days of the date of this proxy statement are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Except as noted by footnote, all stockholdings are as of March 24, 2016 and the percentage of beneficial ownership is based on 833,830,398 shares of common stock outstanding as of March 24, 2016.

Synchrony Financial 2016 Proxy Statement	49

Beneficial Ownership

Name of Beneficial Owner	Number of Shares	Percent of Total
BlackRock, Inc. 55 East 52nd Street New York, NY 10055(1)	49,614,142	6.0%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(2)	46,901,514	5.6%
Margaret M. Keane(3)	43,130	*
Brian D. Doubles(4)	15,406	*
Jonathan S. Mothner(5)	9,000	*
Glenn P. Marino(6)	12,461	*
Thomas M. Quindlen(7)	17,350	*
Paget L. Alves	0	0%
Arthur W. Coviello, Jr.	6,186	*
William W. Graylin	32,000	*
Roy A. Guthrie(8)	10,000	*
Richard C. Hartnack	2,000	*
Jeffrey G. Naylor	20,000	*
Laurel J. Richie	0	0%
Olympia J. Snowe	0	0%
All directors and executive officers as a group (16 persons)	193,214	*

*	Denotes less than 1.0%

(1)	Based on a Schedule 13G filed on January 28, 2016 by BlackRock, Inc. regarding its holdings, together with its subsidiaries, of our common stock as of December 31, 2015. The Schedule 13G discloses that the reporting entity had sole voting power as to 41,926,732 of the shares, shared voting power as to 24,659 of the shares, sole dispositive power as to 49,589,483 of the shares and shared dispositive power as to 24,659 of the shares.

(2)	Based on a Schedule 13G filed on February 10, 2016 by The Vanguard Group regarding its holdings, together with its subsidiaries, of our common stock as of December 31, 2015. The Schedule 13G discloses that the reporting entity had sole voting power as to 1,552,550 of the shares, shared voting power as to 83,573 of the shares, sole dispositive power as to 45,265,242 of the shares and shared dispositive power as to 1,636,272 of the shares.

(3)	Includes 9,207 restricted stock units and 12,706 options (before netting out shares of our common stock withheld to pay the tax liability of the reporting person) that vested on April 1, 2016. Each restricted stock unit represents a contingent right to receive one share of our common stock.

(4)	Includes 3,004 restricted stock units and 4,145 options (before netting out shares of our common stock withheld to pay the tax liability of the reporting person) that vested on April 1, 2016. Each restricted stock unit represents a contingent right to receive one share of our common stock.

(5)	Includes 2,394 restricted stock units and 3,303 options (before netting out shares of our common stock withheld to pay the tax liability of the reporting person) that vested on April 1, 2016. Each restricted stock unit represents a contingent right to receive one share of our common stock.

(6)	Includes 2,596 restricted stock units and 3,583 options (before netting out shares of our common stock withheld to pay the tax liability of the reporting person) that vested on April 1, 2016. Each restricted stock unit represents a contingent right to receive one share of our common stock.

(7)	Includes 3,304 restricted stock units and 4,560 options (before netting out shares of our common stock withheld to pay the tax liability of the reporting person) that vested on April 1, 2016. Each restricted stock unit represents a contingent right to receive one share of our common stock.

(8)	Mr. Guthrie is the Investment Manager of Guthrie 2012 Investments LP, which owns the reported securities. Mr. Guthrie disclaims beneficial ownership of the shares of common stock held by Guthrie 2012 Investments LP, except to the extent of his direct pecuniary interest therein.

50	Synchrony Financial 2016 Proxy Statement

RELATED PERSON TRANSACTIONS

Relationship with GE and GECC

Prior to the completion of the exchange offer and Separation from GE in November 2015, GE provided a variety of services to Synchrony, and Synchrony provided a variety of services to GE. These arrangements are described in the “Agreements Between GE and Synchrony and Other Related Party Transactions” section in our Amendment No. 1 to Form S-4 (Reg. No. 333-207479), filed on November 3, 2015 (the “S-4”), and such description is incorporated herein by reference. The majority of the arrangements with GE and GECC have been replaced, and the limited remaining arrangements consist primarily of information technology services, which will cease or be replaced by mid-2016.

Other than as previously disclosed in the S-4, there were no other transactions between the Company and any officer, director or nominee for director, or any affiliate of or person related to any of them, since January 1, 2015, of the type or amount required to be disclosed under the applicable SEC rules.

Following the Separation, GE no longer owns any of our outstanding common stock and is no longer a related party to us, and we no longer consider our transactions with GE as related party transactions.

Related Person Transactions Policy

Our Board has adopted a written policy for the review, approval or ratification of transactions (known as “related person transactions”) between us or any of our subsidiaries and any related person, in which the amount involved since the beginning of our last completed fiscal year will or may be expected to exceed $120,000 and in which one of our executive officers, directors or stockholders beneficially owning more than 5% of any class of our voting stock (or their immediate family members) has a direct or indirect material interest. Other than as previously disclosed in the S-4, since January 1, 2015, no other transaction has been identified as a related person transaction.

The policy calls for related person transactions to be reported to, reviewed and, if deemed appropriate, approved or ratified by, the Nominating and Corporate Governance Committee. In determining whether or not to approve or ratify a related person transaction, the Nominating and Corporate Governance Committee will take into account, among other factors it deems important, whether the related person transaction is in our best interests and whether the transaction is on terms no less favorable than terms generally available to us from an unaffiliated third party under the same or similar circumstances. In the event a member of the Nominating and Corporate Governance Committee is not disinterested with respect to the related person transaction under review, that member may not participate in the review, approval or ratification of that related person transaction.

Certain decisions and transactions are not subject to the related person transaction approval policy, including: (i) decisions on compensation or benefits relating to our directors or executive officers or the hiring or retention of our executive officers, (ii) decisions relating to pro rata distributions to all our stockholders, (iii) indebtedness transactions with the Bank made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and not presenting more than the normal risk of collectability or other unfavorable features and (iv) deposit transactions with the Bank made in the ordinary course of business and not paying a greater rate of interest on the deposits of a related person than the rate paid to other depositors on similar deposits with the Bank.

Certain of our directors and executive officers, and certain members of their immediate families, have received extensions of credit from us in connection with credit card transactions. The extensions of credit were made in the ordinary course of business on substantially the same terms, including interest rates, as those prevailing at the time for comparable transactions with other persons not related to us and did not involve more than normal risk of collectability or present other unfavorable terms. Future extensions of credit of this nature are not subject to the related person transaction approval policy.

Synchrony Financial 2016 Proxy Statement	51

ADDITIONAL INFORMATION

OTHER BUSINESS

The Board has no knowledge of any other matter to be submitted at the Annual Meeting. If any other matter shall properly come before the Annual Meeting, including a question of adjourning or postponing the meeting, the persons named in this proxy statement will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our 2015 Annual Report is being furnished to stockholders concurrently herewith. Our Annual Report and other reports we file with the SEC are available free of charge on our website as soon as reasonably practicable after they are electronically filed or furnished to the SEC at http://investors.synchronyfinancial.com under “SEC Filings.”

INCORPORATION BY REFERENCE

Under the heading “Related Person Transactions” in this proxy statement, we have incorporated by reference the information described in the “Agreements Between GE and Synchrony and Other Related Party Transactions” section in our Form S-4. Upon your oral or written request, we will provide you with a copy of the S-4 (excluding exhibits) at no cost. Requests should be directed to:

Synchrony Financial Investor Relations

777 Long Ridge Road

Stamford, Connecticut 06902

(855) 818-3056

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

Proposals that stockholders wish to submit for inclusion in our proxy statement for our 2017 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by our Corporate Secretary at Synchrony Financial, 777 Long Ridge Road, Stamford, Connecticut 06902 no later than December 5, 2016. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.

With respect to proposals submitted by a stockholder for consideration at our 2017 Annual Meeting but not for inclusion in our proxy statement for such Annual Meeting, timely notice of any stockholder proposal must be received by us in accordance with our Bylaws no earlier than January 19, 2017 nor later than February 18, 2017. Such notice must contain the information required by our Bylaws.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE 2016 ANNUAL MEETING TO BE HELD ON MAY 19, 2016

Our proxy materials relating to our 2016 Annual Meeting (notice, proxy statement and annual report) are available at www.proxyvote.com.

52	Synchrony Financial 2016 Proxy Statement

SYNCHRONY FINANCIAL 777 LONG RIDGE ROAD STAMFORD, CT 06902
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SYF2016

You may attend the Meeting via the internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote your proxy by internet or telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E06744-P76545                     KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SYNCHRONY FINANCIAL
The Board of Directors recommends a vote FOR all nominees and FOR Items 2 and 3.
1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. Margaret M. Keane	☐	☐	☐
	1b. Paget L. Alves	☐	☐	☐			For	Against	Abstain
	1c. Arthur W. Coviello, Jr.	☐	☐	☐	2.	Advisory Vote to Approve Named Executive Officer Compensation	☐	☐	☐

	1d. William W. Graylin	☐	☐	☐	3.	Ratification of Selection of KPMG LLP as Independent Registered Public Accounting Firm of the Company for 2016	☐	☐	☐
	1e. Roy A. Guthrie	☐	☐	☐	NOTE: Any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.
	1f. Richard C. Hartnack	☐	☐	☐
	1g. Jeffrey G. Naylor	☐	☐	☐
	1h. Laurel J. Richie	☐	☐	☐
	1i. Olympia J. Snowe	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

All shares will be voted as instructed above. In the absence of instructions, all shares will be voted with respect to registered stockholders that return a signed proxy card, FOR all nominees listed in Item 1, FOR Item 2, and FOR Item 3.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SYNCHRONY FINANCIAL

2016 ANNUAL MEETING OF STOCKHOLDERS

MAY 19, 2016

11:00 A.M., EASTERN TIME

www.virtualshareholdermeeting.com/SYF2016

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 18, 2016.

Your internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

E06745-P76545

PROXY

FOR ANNUAL MEETING OF STOCKHOLDERS

SYNCHRONY FINANCIAL

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Margaret M. Keane, Brian D. Doubles and Jonathan S. Mothner, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all shares of common stock of Synchrony Financial held of record by the undersigned as of March 24, 2016, at the 2016 Annual Meeting of Stockholders to be held on May 19, 2016, beginning at 11:00 a.m., Eastern Time, at www.virtualshareholdermeeting.com/SYF2016, and in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting, in accordance with their best judgment.

If no other indication is made on the reverse side of this form, the proxies shall vote FOR all nominees listed in Item 1, FOR Item 2, and FOR Item 3.

This proxy may be revoked at any time prior to the time voting is declared closed by giving the Corporate Secretary of Synchrony Financial written notice of revocation or a subsequently dated proxy, or by casting a ballot at the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side